 Exhibit 4.4

Execution version

FACILITY AGREEMENT

USD 308,400,000 SENIOR SECURED EXPORT FACILITY

for

DHT ADDAX, INC.
DHT ANTELOPE, INC.
DHT GAZELLE, INC.
and
DHT IMPALA, INC.
as joint and several borrowers

with

DHT HOLDINGS, INC.
as Guarantor

arranged by
ING BANK, A BRANCH OF ING-DIBA AG
NORDEA BANK ABP, FILIAL I NORGE
with

ING BANK N.V.
acting as Facility Agent

and

ING BANK N.V.
acting as Security Agent

and

ING BANK N.V.
acting as Coordinator

and

ING BANK N.V., SEOUL BRANCH
as ECA Agent

Dated 29 July 2025

relating to the post-delivery financing of 4 Very Large Crude Carriers

	TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	5

2	THE FACILITY	26

3	PURPOSE	27

4	CONDITIONS OF UTILISATION	27

5	UTILISATION – LOANS	29

6	REPAYMENT	31

7	PREPAYMENT AND CANCELLATION	31

8	OPTIONAL RATE SWITCH	35

9	INTEREST	35

10	INTEREST PERIODS	36

11	CHANGES TO THE CALCULATION OF INTEREST	37

12	FEES	38

13	TAX GROSS-UP AND INDEMNITIES	40

14	INCREASED COSTS	43

15	OTHER INDEMNITIES	45

16	MITIGATION BY THE LENDERS	47

17	COSTS AND EXPENSES	47

18	JOINT AND SEVERAL LIABILITY	49

19	GUARANTEE AND INDEMNITY	50

20	TRANSACTION SECURITY	54

21	REPRESENTATIONS	56

22	INFORMATION UNDERTAKINGS	61

23	FINANCIAL COVENANTS	65

24	GENERAL UNDERTAKINGS	65

25	VESSEL UNDERTAKINGS	72

26	EVENTS OF DEFAULT	78

27	CHANGES TO THE LENDERS	82

28	CHANGES TO THE OBLIGORS	88

29	ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER, THE ECA AGENT AND OTHERS	90

30	ECA AGENT	102

31	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	104

32	SHARING AMONG THE FINANCE PARTIES	104

33	PAYMENT MECHANICS	106

34	SET-OFF	109

35	NOTICES	110

36	CALCULATIONS AND CERTIFICATES	112

37	PARTIAL INVALIDITY	113

38	REMEDIES AND WAIVERS	113

39	AMENDMENTS AND WAIVERS	113

40	CONFIDENTIAL INFORMATION	117

41	CONFIDENTIALITY OF FUNDING RATES	121

42	BAIL-IN	123

43	COUNTERPARTS	124

44	GOVERNING LAW	125

45	ENFORCEMENT	125

SCHEDULE 1 - THE ORIGINAL PARTIES		126

Part I The Original Obligors		126

Part II The Original Lenders		127

Part III The Original Hedging Banks		127

SCHEDULE 2 - CONDITIONS PRECEDENT		128

Part I Conditions precedent - general		128

Part II Conditions precedent – Vessel specific		130

SCHEDULE 3 - REQUESTS AND NOTICES		134

Part I Utilisation Request – Loans		134

Part II Selection Notice		135

Part III Form of Optional Rate Switch Notice		136

SCHEDULE 4 - FORM OF TRANSFER CERTIFICATE		137

SCHEDULE 5 - FORM OF COMPLIANCE CERTIFICATE		139

SCHEDULE 6 - FORM OF VALUATION CERTIFICATE		141

SCHEDULE 7 - FA ACT SECTION 3-12		142

THIS AGREEMENT is dated 29 July 2025 and made between:

(1)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the "Guarantor");

(2)	THE SUBSIDIARIES of the Guarantor listed in Part I of Schedule 1 (The Original Parties) as joint and several borrowers (the "Original Borrowers");

(3)	ING BANK, A BRANCH OF ING-DIBA AG and NORDEA BANK ABP, FILIAL I NORGE as mandated lead arrangers (whether acting individually or together) (the "Arranger");

(4)	ING BANK NV as coordinator (the "Coordinator");

(5)	KOREA TRADE INSURANCE CORPORATION ("K-Sure")

(6)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(7)	THE ENTITIES listed in Part III of Schedule 1 (The Original Parties) as hedging banks (the "Original Hedging Banks");

(8)	ING BANK N.V. as facility agent of the Finance Parties (the "Facility Agent");

(9)	ING BANK N.V., SEOUL BRANCH as ECA agent (the "ECA Agent"); and

(10)	ING BANK N.V. as security agent for the Finance Parties (the "Security Agent").

BACKGROUND:

The Lenders have agreed to make available to the Borrowers a senior secured export term loan facility not exceeding the lower of (i) USD 308,400,000 and (ii) the aggregate of 60 per cent. of the Market Value of the Vessels (at the respective Delivery Date) to partly finance the Vessels which are under construction by the relevant Builder for, and purchased by, each Borrower pursuant to the Shipbuilding Contract relevant to that Vessel, such Facility being divided into two Tranches as follows:

a)	the Commercial Tranche in a principal amount of up to USD 123,360,000; and

b)	the K-Sure Tranche in a principal amount of up to USD 185,040,000.

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means ING Bank N.V..

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this senior secured export credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Brokers" means Clarkson Valuations, Simpson, Spence and Young (SSY), Poten & Partners, Arrow Valuations and Fearnleys.

"Approved Ship Registry" means the Marshall Islands Ship Registry, the Hong Kong Ship Registry, the French International Register (RIF) (provided that such Vessel(s) is dual registered in accordance with Clause 25.3), the Isle of Man Ship Registry and any ship registry as approved in writing by the Facility Agent (on behalf of the Majority Lenders) (such consent not to be unreasonably withheld).

"Assignment Agreement" means a general assignment agreement for an assignment on first priority of (i) the Earnings, (ii) the insurance proceeds in respect of all Insurances, (iii) the Earnings Accounts, and(iv) any monetary claims under any Hedging Agreements, to be executed by each Borrower in favour of the Security Agent (on behalf of the Finance Parties) as security for Secured Obligations under the Finance Documents in form and substance acceptable to all Lenders.

"Annual Financial Statements" has the meaning given to that term in Clause 22.1 (Financial statements).

"Anti-Corruption Laws" means all laws, rules and regulations of any jurisdiction applicable to a member of the Group concerning or relating to bribery or corruption.

"Anti-Money Laundering Laws" means all financial recordkeeping and reporting requirements and money laundering statutes and rules and regulations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency applicable to a member of the Group from time to time, including Directive 2005/60/EC of the European Parliament and the Council of 26 October 2005.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including, in relation to each Tranche, the earlier of (i) the date falling ten (10) Business Days after the Delivery Date of the relevant Vessel to the relevant Borrower, and (ii) the relevant Shipbuilding Contract Longstop Date.

"Available Commitment" means a Lender's Commitment under the Facility minus :

a)	the amount of its participation in the outstanding Loans; and

b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bareboat Charterer" means V.Ships France SAS and/or any other bareboat charterer approved by the Facility Agent (acting on behalf of all Lenders).

"Bareboat Charters" means, each as amended from time to time and entered into in connection with the dual registration of the relevant Vessel(s) in the Bareboat Registry (i) any head bareboat charter entered into between the relevant Borrower as owner and the Bareboat Charterer as Charterer and (ii) any related sub bareboat charter entered into between the Bareboat Charterer as disponent owner and the relevant Borrower as bareboat charterer, each entered into according to Clause 25.13 (Chartering) and designated as "Bareboat Charters" by the Facility Agent and the Borrowers and "Bareboat Charter" means any of them.

"Bareboat Registry" means the French International Register (RIF) and/or any other bareboat registry approved by the Facility Agent (acting on behalf of all Lenders).

"Borrower" means an Original Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors) and "Borrowers" means all of them.

"Break Costs" means the amount (if any) by which:

a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Builder 1" means Hanwha Ocean.

"Builder 2" means Hyundai Samho Heavy Industries.

"Builder" means any of Builder 1 and Builder 2.

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in Oslo, Copenhagen, Amsterdam, Paris, London, Frankfurt, Seoul and New York City.

"Carbon Intensity and Climate Alignment Certificate" means a certificate from a Recognized Organization relating to a Vessel and a calendar year setting out:

a)
the average efficiency ratio of that Vessel for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year; and

b)	the climate alignment of that Vessel for such calendar year,

c)	in each case as calculated in accordance with the Poseidon Principles.

"Cash" means the aggregate amount of cash, bank deposits and fully marketable securities (issued by an A rated or better financial institution), excluding restricted cash which is not at the disposal of the relevant company.

"Central Bank Rate" means:

a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

b)	if that target is not a single figure, the arithmetic mean of:

(ii)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(iii)	the lower bound of that target range.

"Central Bank Rate Adjustment" means, in relation to any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean calculated by the Facility Agent (or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spread for the five most immediately preceding US Government Securities Business Day for which the relevant Reference Rate is available.

"Central Bank Rate Spread" means in relation to any relevant US Government Securities Business Day, the difference expressed as a percentage rate (per annum) calculated by the Facility Agent (or by any other Finance Party which agrees to do so in place of the Facility Agent) between:

a)	the Reference Rate (Term SOFR or SOFR as relevant) for that day; and

b)	the Central Bank Rate prevailing at close of business on that day.

"Change of Control" means:

a)	if any person or a group of persons acting in concert, gain direct or indirect control over the Guarantor; or

b)	there is a change of ownership in a Borrower (direct or indirect) or a person other than the Guarantor controls the appointment of the board of directors for a Borrower.

For the purposes of this definition, "control" of the Guarantor means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than thirty-three and a third per cent (33 ⅓%) of the maximum number of votes that might be cast at a general meeting of the Guarantor; or (ii) otherwise controls the appointment or removal of more than thirty-three and a third per cent (33 ⅓%) of the members of the board of directors or other equivalent officers of the Guarantor; or (iii) the holding beneficially of more than thirty-three and a third per cent (33 ⅓%) of the issued shares of the Guarantor (excluding any part of that issued shares that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of thirty-three and a third per cent (33 ⅓%) of the Guarantor.

"Charterer" means any charterer acceptable to the Facility Agent (acting on behalf of the Majority Lenders) under a Charterparty, hereunder any Bareboat Charterer.

"Charterparty" means any time charter or any pool agreement or any other agreements of employment (including for the avoidance of doubt any Bareboat Charter) entered or to be entered into between a Borrower and the relevant Charterer for the chartering of the relevant Vessel for a period exceeding thirty-six (36) months subject to the provisions of Clause 25.13 (Chartering).

"Charterparty Assignment" means one or more deeds of assignment on first priority of any Charterparty as the Facility Agent (if required by any Lender) may require, to be executed by each relevant Borrower in favour of the Security Agent (on behalf of the Finance Parties) in form and substance acceptable to all Lenders.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Loan" means a Loan under the Commercial Tranche, in a principal amount not exceeding, in relation to each Vessel USD 30,840,000 made or to be made to the Borrowers in accordance with Clause 5.3 (Currency and amount) for the purpose set out in Clause 3 (Purpose).

"Commercial Management Agreement" means any agreement made or to be made between a Borrower and the Commercial Manager for the commercial management of the relevant Vessel.

"Commercial Manager" means DHT Management AS or any other commercial manager acceptable to the Facility Agent.

"Commercial Tranche" means the part of the Facility made or to be made available to the Borrowers to finance the delivery of the Vessels in an aggregate principal amount not exceeding USD 123,360,000.

"Commitment" means

a)
in relation to a Lender, the amount set opposite its name under the heading "Commitments" in Schedule 1, Part II (The Original Lenders) and the amount of any other Commitment transferred to it pursuant to Clause 27(Changes to the Lenders); and

in relation to any New Lender, the amount of any Commitments transferred to it pursuant to Clause 27 (Changes to the Lenders), always subject to the scheduled repayments as set out in Clause 6 (Repayment), and to the extent not otherwise cancelled, reduced or otherwise or transferred by it under this Agreement

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

a)	any Obligor or any of its advisers; or

b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidential Information);

(B)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs a) or b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the recommended form of the LMA or in any other form agreed between the Obligors and the Facility Agent.

"Current Assets" means the aggregate of the current assets of a company as determined in accordance with GAAP.

"Current Liabilities" means the aggregate of the current liabilities of a company, however excluding the current portion of long term debt maturing six (6) Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

"Default" means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means the date on which title and ownership and actual delivery of a Vessel to the relevant Borrower takes place pursuant to the relevant Shipbuilding Contract, currently expected to be in:

a)	March 2026 with respect to the "DHT Addax" Vessel;

b)	January 2026 with respect to the "DHT Antelope" Vessel;

c)	April 2026 with respect to the "DHT Gazelle" Vessel; and

d)	June 2026 with respect to the "DHT Impala" Vessel.

"Disruption Event" means either or both of:

a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means in relation to the Technical Manager a valid document of compliance relevant to the Vessels issued to such company pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now or later become payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of the relevant Vessel, including (but not limited to):

a)
all freight, hire and passage moneys payable to a Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the relevant Vessel;

b)	any claim under any guarantees related to hire payable to a Vessel as a consequence of the operation of a Vessel;

c)	any compensation payable to a Borrower in the event of any requisition of the relevant Vessel or for the use of such Vessel by any government authority or other competent authority;

d)	remuneration for salvage, towage and other services performed by a Vessel payable to a Borrower;

e)	demurrage and retention money receivable by a Borrower in relation to a Vessel;

f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from a Vessel;

g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

h)	any other money which arise out of the use of or operation of a Vessel and moneys whatsoever due or to become due to a Borrower from third parties in relation to a Vessel.

"Earnings Accounts" means each account to be nominated and designated as an Earnings Account opened and maintained with the Account Bank in the name of each Borrower, or such other accounts designated as "Earnings Accounts" by the Guarantor and the Facility Agent.

"Eligible Institution" means any Lender or other bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets excluding any Obligor or any of their Affiliates.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

"Environmental Law" means any applicable law or regulation which relates to:

a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

b)	harm to or the protection of human health;

c)	the conditions of the workplace; or

d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

"Event of Default" means any event or circumstance specified as such in Clause 24.1 (Events of Default).

"Excess Value" means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of "Market Value" (in respect of other vessels), and (ii) the book value of the relevant Vessel.

"FA Act" means the Norwegian Financial Agreements Act of 18 December 2020 no. 146 (No. finansavtaleloven).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means:

a)
in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"FATCA" means:

a)	sections 1471 to 1474 of the Code or any associated regulations;

b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph a) above; or

c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs a) or b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrowers or the Facility Agent and the Borrowers, setting out any of the fees referred to in Clause 12 (Fees).

"Finance Document" means this Agreement, any Compliance Certificate any Fee Letter, any Hedging Agreement any Resignation Letter, any Selection Notice, any Security Document, any Manager's Undertaking, any Letter of Undertaking, any Utilisation Request and any other document designated as a "Finance Document" by the Facility Agent and the Borrowers provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

a)	the definition of "Default";

b)	the definition of "Material Adverse Effect";

c)	the definition of "Secured Obligations";

d)	the definition of " Security Document";

e)	sub-paragraph a)(iv) of Clause 1.2 (Construction);

f)	Clause 19 (Guarantee and indemnity); and

g)	Clause 26 (Events of Default) (other than Clause 26.18 (Acceleration)).

"Finance Party" means the Facility Agent, the Arranger, the Coordinator, the Security Agent, the ECA Agent, a Lender, a Hedging Bank, and to the extent any rights are granted, the term shall also include K-Sure, and "Finance Parties" means all of them.

"Financial Indebtedness" means any indebtedness for or in respect of:

a)	moneys borrowed;

b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as finance or capital lease;

e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

f)	any amount raised under any other transaction (including any forward sale or purchase agreement), having the commercial effect of a borrowing;

g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs a) to g) above.

"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to sub-paragraph a) of Clause 11.4 (Cost of funds).

"GAAP" means generally accepted accounting principles such as IFRS.

"Group" means the Guarantor and its Subsidiaries from time to time.

"Green Passport" means a document listing all potential hazardous materials on board the relevant Vessel as further described by the Vessel's classification society and/or the International Maritime Organisation (IMO), hereunder an Inventory of Hazardous Materials.

"Guarantee" means the irrevocable, unconditional and on-first-demand guarantee given by the Guarantor under Clause 19 (Guarantee and Indemnity) of this Agreement.

"Hedging Banks" means any Original Hedging Banks, and any other Lender (or Affiliate of a Lender) which has become a Party as a "Hedging Bank" in accordance with Clause 27.11 (Accession of Hedging Banks) and is a party to a Hedging Agreement.

"Hedging Agreement" means, each as amended from time to time master agreement on the form of ISDA 2002 entered or to be into between any Borrower or the Guarantor and a Hedging Bank for the purpose of hedging the interest rate risk in relation to any Facility, and any transactions, confirmations, schedules or other hedging arrangements pursuant to any such hedging agreements.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAPPC" means the International Air Pollution Prevention Certificate required under Regulation 6 of the International Convention for the Prevention of Pollution From Ships 1973/1978 (MARPOL).

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"Interpolated Term SOFR" means, in relation to a Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

"Intra Group Loans" means any loans granted by (i) a Borrower to any of its Affiliates or (ii) the Guarantor or any other Affiliate to a Borrower.

"Intra Group Loans Assignment Agreement" means one or more general assignment agreements on first priority of any claims each Obligor may have in respect of any Intra Group Loans, to be executed by each Obligor in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors' obligations under the Finance Documents in form and substance acceptable to all Lenders.

"Inventory of Hazardous Materials" being a document an equivalent document acceptable to the Facility Agent describing the materials present in the Vessel's structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

"ISSC" means an International Ship Security Certificate issued by the Classification Society confirming that the Vessel is in compliance with the ISPS Code.

"K-Sure Loan" means a Loan under the K-Sure Tranche, in a principal amount not exceeding, in relation to each Vessel, USD 46,260,000 made or to be made to the Borrowers in accordance with Clause 5.3 (Currency and amount) for the purpose set out in Clause 3 (Purpose).

"K-Sure Insurance Policy" means an insurance policy issued or to be issued by K-SURE in relation to each Vessel in favour of the Lenders together with the General Terms and Conditions of Medium and Long Term Export Insurance (Buyer’s Credit, Standard Type) and the special terms and conditions each attached to the relevant insurance policy providing political and commercial risks cover and otherwise setting out the terms and conditions of K-Sure's insurance cover for an amount of up to 95 per cent. of the aggregate of the K-Sure Loan relating to that Vessel and accrued interest on each such Loan (but excluding default interest).

"K-Sure Premium" means the premium payable in USD to K-Sure under the relevant K-Sure Insurance Policy in respect of the cover provided by K-Sure under the relevant K-Sure Insurance Policy, as such premium is notified by K-Sure to the Facility Agent.

"K-Sure Tranche" means the part of the Facility made or to be made available to the Borrowers to finance the delivery of the Vessels in an aggregate principal amount not exceeding USD 185,040,000.

"Lender" means:

a)	any Original Lender; and

b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Letter of Undertaking" means, in relation to a Bareboat Charter, an irrevocable and unconditional written undertaking from the Bareboat Charterer to the Security Agent (on behalf of the Finance Parties) containing inter alia (i) a right for the Security Agent (on behalf of the Finance Parties) upon an Event of Default which is continuing to terminate the relevant Bareboat Charters, deregister the relevant Vessel from the Bareboat Registry and enforce their rights under the Mortgages and (ii) a confirmation that any claims the Bareboat Charterer may have against a Borrower shall rank after and be fully subordinated to the rights and claims of the Security Agent (on behalf of the Finance Parties), including an irrevocable and unconditional power of attorney in respect of the deregistration of the relevant Vessel from the Bareboat Registry in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties).

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made available under the Facility (or, as the context requires, a Tranche) or the aggregate principal amount outstanding for the time being of the borrowings under the Facility.

"Majority Lenders" means:

a)	if there are no amounts then outstanding under this Agreement, a Lender or Lenders whose Commitments aggregate more than sixty-six and two–thirds per cent. (66⅔%) of the Total Commitments; and

b)
at any other time, a Lender or Lenders whose participations in the Loans and any Available Commitments in aggregate is more than sixty-six and two–thirds per cent. (66⅔%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated an amount equal to or more than sixty-six and two–thirds per cent. (66⅔%) of the Total Commitments immediately prior to that reduction).

"Manager's Undertaking" means undertakings signed by each Technical Manager and the Commercial Manager in favour of the Security Agent in such form as the Facility Agent (on behalf of the Finance Parties) reasonably may require.

"Margin" means:

a)	in relation to the Commercial Tranche, one-point-sixty-five per cent. (1.65%) per annum; and

b)	in relation to the K-Sure Tranche, one-point-ten cent. (1.10%) per annum.

"Market Disruption Rate" means the applicable Reference Rate (except any Lender's Funding Rate).

"Market Value" means the fair market value of a Vessel as determined by, and in each case at the expense of the Borrowers, (i) one (1) independent Approved Broker appointed by a Borrower or (ii) at the request of the Facility Agent (on behalf of any Lender), calculated as the average of valuations of the relevant Vessel obtained from two (2) Approved Brokers (of which one is appointed by a Borrower and one is appointed by the Facility Agent), in each case, with or without physical inspection of the Vessel (as the Facility Agent may require), on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement and in each case addressed to the Facility Agent and sets out the approach, methodology, key parameters and assumptions used, provided however that if the higher of the two valuations is more than one hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another Approved Broker on the same terms and the fair market value shall be the arithmetic average of the three (3) valuations.

"Material Adverse Effect" means a material adverse effect on:

a)	the business, condition (financial or otherwise) operations or prospects of the Guarantor since the date at which its latest audited financial statements were prepared; or

b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents; or

d)	the rights or remedies of any Finance Party in respect of a Finance Document.

"Maturity Date" means, with respect to each Loan, the date falling on the earlier of (i) twelve (12) years from the Delivery Date of the relevant Vessel the Loan relates and (ii) twelve (12) years from the Utilisation Date of that Loan.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

 The above rules will only apply to the last Month of any period.

"Mortgage" means the first priority or first preferred, as applicable, mortgages (and deeds of covenants collateral thereto (if applicable)), to be executed and recorded by each Borrower against its Vessel in favour of the Security Agent (on behalf of the Finance Parties) in (i) the relevant Approved Ship Registry and (ii) entered in the Bareboat Registry by a notation (applicable while the Vessel is registered in the Bareboat Registry), in form and substance satisfactory to all Lenders.

"New Lender" has the meaning given to that term in Clause 27 (Changes to the Lenders).

"Obligor" means a Borrower or the Guarantor and "Obligors" means all of them

"Optional Rate Switch" has the meaning given to that term in Clause 8 (Optional Rate Switch) paragraph (a).

"Optional Rate Switch Date" has the meaning given to that term in Clause 8 (Optional Rate Switch) paragraph (b).

"Optional Rate Switch Notice" means a notice in substantially the form set out in Schedule 3 III (Form of Optional Rate Switch Notice).

"Original Financial Statements" mean audited consolidated financial statements of the Guarantor for its Financial Year ended 31 December 2024.

"Original Obligor" means an Original Borrower or the Guarantor.

"Outstanding Indebtedness" means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

"Party" means a party to this Agreement.

"Pledge of Shares" means a pledge or charge of all the Shares in each Borrower to be executed by the Guarantor in favour of the Security Agent (on behalf of the Finance Parties) in form and substance satisfactory to all Lenders.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on https://www.poseidonprinciples.org/ (or any replacement page which published the framework) as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Facility Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Recognized Organization" means, in respect of each Vessel an organization representing that Vessel's flag state and, for the purposes of Clause 25.11 (Poseidon Principles), duly authorized to determine whether the relevant Borrower has complied with Regulation 22A of Annex Vl.

"Reference Rate" means, in relation to a Loan:

a)	before any Optional Rate Switch has occurred, the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of a Loan;

b)	after any Optional Rate Switch has occurred, SOFR in relation to any day during the Interest Period of a Loan; or

c)	as otherwise determined pursuant to Clause 11 (Changes to the calculation of interest),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Repeating Representations" means each of the representations set out in Clause 21 (Representations), to the extent they are repeating pursuant to Clause 21.29 (Repetition).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Restricted Party" means a person:

a)	that is the target of any Sanctions Laws or is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

b)
that is domiciled, resident, organized, registered as located or having its place of business in, or is incorporated under the laws of, a territory, region or country which is the subject of Sanctions Laws;

c)	that is directly or indirectly owned (by fifty per cent (50%) or more) or controlled by, or acting on behalf of, a person referred to in paragraphs (a) and/or (b) above; or

d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

"Sanctioned Country" means any territory, region or country which is the subject of country-wide, region-wide or territory-wide Sanctions Laws.

"Sanctions Authority" means any of the Norwegian State, the United Nations, the European Union, any member state of the European Economic Area, the United Kingdom, the Republic of Korea, and the United States of America, and any authority, governmental institution and agency acting on behalf of any of them in connection with Sanctions Laws including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, the United States Department of Commerce, the United Nations Security Council and His Majesty's Treasury.

"Sanctions Event" means:

a)
a breach by an Obligor of any obligations under Clauses 22.5 (Information: miscellaneous) paragraph (d) or (f), Clause 24.2 (Compliance with laws and Sanctions Laws) (as relates to Sanctions Laws only), 24.17 (Use of proceeds and repayments), 25.7 (Notification of certain events) paragraph (e), or Clause 25.8 (Operation of the Vessels) paragraph (d) (as relates to Sanctions Laws only);

b)	any misrepresentations under Clause 21.25 (Sanctions); or

c)	an Obligor is or becomes a Restricted Party.

"Sanctions Laws" means any economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority (whether or not any Obligor or any Affiliate of any Obligor is legally bound to comply with such laws, regulations, embargoes or measures).

"Sanctions List" means any list of persons, entities or vessels published in connection with Sanctions Laws by or on behalf of any Sanctions Authority including but not limited to the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the "Consolidated List of Financial Sanctions Targets", maintained by HMT and the Consolidated List of persons, groups and entities subject to the European Union financial sanctions.

"Secured Assets" means:

a)	the Vessels;

b)	the Earnings;

c)	the Shares;

d)	any Intra Group Loans;

e)	the Insurances;

f)	any monetary claims under Hedging Agreements;

g)	the Earnings Accounts; and

h)	any Charterparty.

"Secured Obligations" means all present and future liabilities and obligations at any time due, owing or incurred by any Obligor to any Finance Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each document listed in Clause 20 (Transaction Security) and any other document agreement agreed between the Parties to be a Security Document and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices) given in accordance with Clause 10 (Interest Periods) in relation to Facility A.

"Shares" means all current and future shares in each Borrower.

"Shipbuilding Contract" means:

a)	in relation to the "DHT Addax" Vessel, the shipbuilding contract dated 22 February 2024 (as amended)and made between Builder 1 and DHT Addax, Inc;

b)	in relation to the "DHT Antelope" Vessel, the shipbuilding contract dated 22 February 2024 (as amended) and made between Builder 1 and DHT Antelope, Inc;

c)	in relation to the "DHT Gazelle" Vessel, the shipbuilding contract dated 27 February 2024 (as amended) and made between Builder 2 and DHT Gazelle, Inc; and

d)	in relation to the "DHT Impala" Vessel, the shipbuilding contract dated 27 February 2024 (as amended) and made between Builder 2 and DHT Impala, Inc.

"Shipbuilding Contract Longstop Date" means, with respect to each Shipbuilding Contract, the last date of delivery allowed under the relevant Shipbuilding Contract before the relevant Borrower may cancel the Shipbuilding Contract.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate) and for the purpose of calculating the Reference Rate under this Agreement, SOFR shall in relation to any day during the Interest Period of a Loan be the percentage rate per annum which is compounded SOFR with 5 days lookback period without observation shift for that day and otherwise in all respects calculated by the Facility Agent according to its from time to time customary practice and in a manner substantially consistent with the prevailing market practice.

"SMC" means a valid safety management certificate issued for each Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for each Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Statement of Compliance" means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

"Subsidiary" means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than fifty per cent (50%) of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any technical management agreement made between the Technical Manager and a Borrower for the technical management of a Vessel.

"Technical Manager" means Goodwood Ship Management Pte Ltd., DHT Ship Management Pte Ltd., V.Ships France SAS and/or any other technical manager acceptable to the Facility Agent.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Total Commitments" means the aggregate of the Commitments, being USD 308,400,000 at the date of this Agreement.

"Total Interest Bearing Debt" means all debt and financial instruments (including financial leases) which bear interests.

"Total Loss" means, in relation to a Vessel:

a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and

b)
any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower.

"Total Loss Date" means:

a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

b)
in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of such Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; or

c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.

"Tranche" means the Commercial Tranche or the K-Sure Tranche.

"Transaction Documents" means the Finance Documents, each K-Sure Insurance Policy, any Technical Management Agreement, any Commercial Management Agreement, the Shipbuilding Contracts, and any Charterparty, together with the other documents contemplated herein or therein and any other document designated as such by the Facility Agent and the Borrowers.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Obligors.

"Transfer Date" means, in relation to a transfer, the later of:

a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

a)	a Saturday or a Sunday; and

b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

a)	an Obligor which is resident for tax purposes in the US; or

b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a Loan.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests and Notices).

"Valuation Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Valuation Certificate).

"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.

"Value Adjusted Total Assets" means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted for Excess Value.

"VAT" means:

a)	any tax pursuant to the Value Added Tax Act of 19 June 2009 no. 58 (No. merverdiavgiftsloven);

b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

c)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph a) above, or imposed elsewhere.

"Vessel" means each of the following Very Large Crude Carrier vessels:

a)	Builder 1 hull no. 5509, to be named "DHT Addax";

b)	Builder 1 hull no. 5508, to be named "DHT Antelope";

c)	Builder 2 hull no. 8274, to be named "DHT Gazelle"; and

d)	Builder 2 hull no. 8275, to be named "DHT Impala".

1.2	Construction

a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)
the "Account Bank", the "Facility Agent", the "Arranger", the "ECA Agent", any "Finance Party", any "Hedging Bank", any "Lender", any "Obligor", any "Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted transferees to, or of, its rights and obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)
a Lender's "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a "group of Lenders" includes all the Lenders;

(vi)
"guarantee" means (other than in Clause 19 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to Amsterdam time.

b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

c)
Any matter including specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to "includes," "including," "inter alia" and words carrying similar meanings shall be construed shall be construed accordingly).

d)	Section, Clause and Schedule headings are for ease of reference only.

e)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

f)	A Default or an Event of Default is "continuing" if it has not been remedied or waived and a Sanctions Event is "continuing" if it has not been waived.

g)
Any consent, approval, authorisation or instruction to be given by any Finance Party pursuant to any provision of a Finance Document and which by virtue of the provisions of any K-Sure Insurance Policy also requires the consent of K-Sure pursuant to such K-Sure Insurance Policy shall be deemed to have been given reasonably and without unreasonable delay if given as directed by K-Sure promptly after K-Sure notifies the ECA Agent of its decision.

h)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Borrowers.

1.3	Blocking law

a)
Any provision of this Agreement or any other Finance Document relating to compliance with Sanctions Laws shall not apply to or in favour of any Finance Party if and to the extent that it would, in the reasonable opinion of that Finance Party, result in a breach, by or in respect of that Finance Party, of any applicable Blocking Law.

b)	For the purpose of paragraph (a) above "Blocking Law" means:

(i)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such regulation in any member state of the European Union or the United Kingdom);

(ii)	section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or

(iii)	any other blocking or anti-boycott law of Germany, the European Union, the United Kingdom or in any other jurisdiction applicable to the relevant Finance Party.

1.4	Currency symbols and definitions

"USD" and "dollars" denote the lawful currency of the United States of America.

1.5	Disapplication of the FA Act

a)
The Parties acknowledge and agree that, to the extent permitted by law, any provisions of the FA Act (and any related regulations) which are not mandatory shall not apply to this Agreement or any other Finance Document or to the relationship between the Finance Parties and the Obligors.

b)
For the purposes of section 3-12 of the FA Act, the Parties agree that all information supplied to the Finance Parties by the Obligors pursuant to sections 13–19 of the Norwegian Anti-Money Laundering Act of 1 June 2018 no. 23 (No. hvitvaskingsloven) shall be deemed to be part of this Agreement.

SECTION 2
THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a USD senior secured term loan facility in two Tranches in an aggregate amount not exceeding the Total Commitments.

2.2	Finance Parties' rights and obligations

a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Borrowers' liabilities and obligations

a)	The liabilities and obligations of the Borrowers under this Agreement shall be joint and several and shall not be affected by:

(i)	any Finance Document being or later becoming void, unenforceable or illegal as regards any other Borrower; or

(ii)	any Finance Party entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower; or

(iii)	any Finance Party releasing any other Borrower.

b)
For so long as any Commitment is in force or any amount is outstanding under the Finance Documents each Borrower shall remain a principal debtor for all amounts owing under any Finance Document (whether or not it is a party to that document) and no Borrower shall be construed to be a surety for the obligations of any other Borrower under this Agreement

c)	For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount; or

set off such an amount against any sum due from it to any other Borrower; or

prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower.

d)
To the extent the joint and several liabilities and obligations of the Borrowers are considered as guarantees, each Borrower, in its capacity as guarantor only, specifically waives all rights under the provisions of the FA Act not being mandatory provisions and each Borrower's maximum liability hereunder, in its capacity as guarantor only, is limited to USD 370,000,000.

2.4	No obligations imposed on K-Sure

K-Sure shall not have any obligations or liabilities under this Agreement unless and until it becomes a Lender in accordance with the terms of this Agreement in which event its obligations and liabilities shall be limited to this it has as a Lender.

3	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility toward post-delivery financing of its Vessel.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation under the Facility by the Borrowers if on or before the Utilisation Date for that Utilisation, the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent - General), and in respect of each Utilisation relating to a specific Vessel, the conditions precedent set out in Part II of Schedule 2 (Conditions precedent – Vessel specific), each in form and substance satisfactory to the Facility Agent except those documents which specifically will only be available within another specified date. The Facility Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

b)
Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

a)	no Default is continuing or would result from the proposed Utilisation;

b)	no Sanctions Event is continuing or would result from the proposed Utilisation;

c)	the Repeating Representations to be made by each Obligor are true in all material respects; and

d)	the Facility Agent has not received, through the ECA Agent, any notice from K-Sure requesting the Lenders to suspend the utilisation of the Facility.

4.3	Maximum number of Utilisations

The Tranches may be utilised by way of one (1) Loan under the Commercial Tranche and one (1) Loan under the K-Sure Tranche with respect to the financing of each Vessel.

SECTION 3
UTILISATION

5	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 12.00 noon CET on the day falling three (3) Business Days prior to the Utilisation Date.

5.2	Completion of a Utilisation Request for Loans

a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Tranche to be utilised;

(ii)	it identifies the Vessel to be financed by the proposed Loan:

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the financing of the relevant Vessel under the Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 10 (Interest Periods).

b)	The Borrowers may not deliver more than one (1) Utilisation Request under each Tranche in respect of the relevant Vessel.

c)	The Borrowers may not deliver a Utilisation Request, if, as a result of the proposed Utilisation:

(i)	more than four (4) Loans would have been made under the Commercial Tranche; and

(ii)	more than four (4) Loans would have been made under the K-Sure Tranche.

d)	Only one (1) Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

a)	The currency specified in a Utilisation Request must be USD.

b)	The amount of the proposed Loans to be made in respect of a Vessel must be an amount which is not more than:

(i)	the lower of (i) the amount corresponding to sixty per cent (60%) of the Market Value of the relevant Vessel, and (ii) USD 77,100,000 per Vessel;

(ii)
in respect of each Loan under the Commercial Tranche, the lower of (i) the amount corresponding to forty per cent (40%) of the aggregate amount of the Loans proposed to be made in respect of the relevant Vessel, and (ii) USD 30,840,000 per Vessel; and

(iii)
in respect of each Loan under the K-Sure Tranche, the lower of (i) the amount corresponding to sixty per cent (60%) of the aggregate amount of the Loans proposed to be made in respect of the relevant Vessel, and (ii) USD 46,260,000.

c)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

5.4	Lenders' participation

a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Limitations on Utilisations

The Facility may only be utilised if a Loan under both the Commercial Tranche and the K-Sure Tranche relating to a Vessel is requested to be disbursed simultaneously.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the expiry of the relevant Availability Period for such Commitments.

5.7	Notice to K-Sure

The Facility Agent shall promptly after each Utilisation notify the ECA Agent and K-Sure of the amount of the relevant Loan and of the Utilisation Date.

5.8	Prepositioning of funds

If, in respect of any proposed Loan, the Lenders, at the request of the Borrowers and on terms acceptable to all the Lenders and in their absolute discretion, preposition funds with a Builder’s bank, each Borrower:

a)
agrees to pay interest on the amount of the funds so prepositioned at the rate described in Clause 9.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on such Loan after the Utilisation Date in respect of it or, if such Utilisation Date does not occur, within three Business Days of demand by the Facility Agent; and

b)	shall, without duplication, indemnify each Finance Party against any costs, loss or liability it may incur in connection with such arrangement.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loans

The Borrowers shall repay the Loans as follows:

a)	all amounts outstanding (including accrued interest) under each Commercial Loan in full no later than on the Maturity Date applicable to the relevant Commercial Loan; and

b)
all amounts outstanding under each K-Sure Loan by forty-eight (48) consecutive equal quarterly instalments, each in the amount notified in writing by the Facility Agent to the Borrowers commencing with respect to each K-Sure Loan on the date falling three (3) months after the Utilisation Date for that K-Sure Loan.

6.2	Reborrowing

The Borrowers may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

The Borrowers may, if they give the Facility Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of any Facility, always provided such cancellation is made on a pro rata basis with respect to the Commercial Tranche and the K-Sure Tranche. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall be in the minimum amount of USD 1,000,000 and reduce the relevant Commitments of the Lenders proportionately and may not be reinstated.

7.2	Voluntary prepayment of Loans

a)
Each Borrower may, if they give the Facility Agent not less than five (5) Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of USD 1,000,000 or multiples thereof), always provided such prepayment is made on a pro rata basis with respect to the Commercial Tranche and the K-Sure Tranche.

b)
Subject to paragraph (c) below, any prepayment under this Clause 7.2 (Voluntary prepayment of Loans) shall be applied pro rata against the remaining instalments regardless of the order of their maturity.

c)
As regards prepayments to be applied towards the K-Sure Tranche, the Borrowers shall have the option to apply the voluntary prepayments against any scheduled instalments of the K-Sure Tranche falling due no later than twelve (12) Months from the date such payment is made, provided that the Borrowers have given no less than five (5) Business Days prior written notice to the Facility Agent.

7.3	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan or a Sanctions Event occurs:

a)
that Lender may, at its discretion, at any time notify the Facility Agent upon becoming aware of that event and the Facility Agent shall promptly notify the Borrowers and the other Finance Parties of the same;

b)	upon the Facility Agent notifying the Borrowers, the Commitment, or the relevant part of the Commitment, of that Lender will be immediately cancelled; and

c)
the Borrowers shall repay that Lender's participation in the relevant Loans on the last day of the Interest Period occurring after the Facility Agent has notified such Borrower or, if earlier, the date specified by the relevant Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law (including any general license or other exception pursuant to Sanctions Laws)).

7.4	Total Loss or sale of a Vessel

a)	If a Vessel is sold or suffers a Total Loss the then outstanding Loans relating to such Vessel shall be respectively prepaid and cancelled in its entirety.

b)	Any prepayment and cancellation under this Clause 7.4 (Total Loss or sale of a Vessel) shall:

(i)	in case of a sale, be made on or before the date on which the sale is completed by transfer of title of such Vessel to the buyer; or

(ii)
in the case of a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the receipt by the Facility Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of the relevant Vessel, immediately after the occurrence of such requisition of title) be applied in accordance with paragraph (a) above (as applicable).

7.5	Market Value

If the aggregate Market Value of the Vessels is less than one hundred and thirty-five per cent (135%) of the outstanding Loans the Borrowers shall, unless otherwise agreed with the Facility Agent (on behalf of the Lenders) within fifteen (15) Business Days calculated from the occurrence of such non-compliance, either:

a)	prepay the Loans or a part of the Loans (as the case may be) required to restore the aforesaid ratio; or

b)
provide the Lenders with such additional security, in form and substance satisfactory to all Lenders (it being understood that cash collateral in USD in an aggregate amount sufficient to restore the aforesaid ratio shall be deemed acceptable and be valued at par).

7.6	Change of Control

If a Change of Control occurs,

a)	the Borrowers shall promptly notify the Facility Agent upon becoming aware of that event whereupon the Facility Agent shall notify the Lenders;

b)	a Lender shall not be obliged to fund any Utilisation; and

c)
the Facility Agent shall, with thirty (30) Business Days prior written notice to the Borrowers cancel the Total Commitments and require the Borrowers to prepay all of the Outstanding Indebtedness in full.

7.7	Right of replacement or repayment or cancellation in relation to a single Lender

a)	If:

(i)	any sum payable to any Lender by the Borrowers and/or the Guarantor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

c)
On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loans.

d)	The replacement of a Lender pursuant to paragraph (a) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.8	Termination of the K-Sure Insurance Policy

If at any time;

a)
any K-Sure Insurance Policy or any obligation of K-Sure under any K-Sure Insurance Policy is terminated, cancelled, becomes invalid or unenforceable or otherwise ceases to be in full force and effect; or

b)
it becomes unlawful or impossible for K-Sure to fulfil any of the obligations expressed to be assumed by it in any K-Sure Insurance Policy or for the ECA Agent or a Lender to exercise their rights or any of them under any K-Sure Insurance Policy; or

c)	the ECA Agent or any Lender is informed of K-Sure's intention to, or K-Sure has stated its intention to, repudiate, terminate, cancel or suspend the application of any K-Sure Insurance Policy; or

d)	any of the events or circumstances set out in Clause 26.6 (Insolvency) and 26.7 (Insolvency proceedings) occurs in relation to K-Sure,

then as of the time such event occurs:

(i)	the ECA Agent shall promptly notify the Facility Agent of the same;

(ii)	the Lenders shall not be obliged to make any further Loans available;

(iii)	the Total Commitments shall be automatically cancelled; and

(iv)	all Outstanding Indebtedness shall be immediately due and payable.

7.9	K-Sure Premium refund

Following any voluntary cancellation or prepayment of the K-Sure Tranche under this Clause 7 (Prepayment and cancellation), the ECA Agent shall, at the request of the Borrowers, apply to K-Sure for a refund of the K-Sure Premium in accordance with the terms of the K-Sure Insurance Policy with respect to such voluntary cancellation or prepayment, provided that, according to the terms of the K-Sure Insurance Policy, in the event of any repayment or prepayment arising from an Event of Default, the K-Sure Premium shall not be refunded.

7.10	Restrictions

a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

c)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

d)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

e)	No Borrower may reborrow any part of the Facility which is repaid.

f)	If the Facility Agent receives a notice under Clause 7 (Prepayment and cancellation), it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

g)
If all or part of any Lender's participation in Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5
COSTS OF UTILISATION

8	OPTIONAL RATE SWITCH

8.1	Optional Rate Switch

a)
The Guarantor (on behalf of the Borrowers) may in its sole discretion one (1) time during the lifetime of the Facility freely chose to switch the Reference Rate from Term SOFR to SOFR by delivering a duly executed Optional Rate Switch Notice at latest five (5) Business Days before the end of the nearest ending current Interest Period for any of the Loans (an "Optional Rate Switch").

b)
Provided that the Optional Rate Switch Notice complies with the requirements of this Agreement and accrued interest is paid according to Clause 9.2 (Payment of interest), the Optional Rate Switch shall take effect from the first day in the next Interest Period for all Loans meaning that the use of Term SOFR will be replaced by SOFR as Reference Rate from that date (the "Optional Rate Switch Date").

c)	Any Optional Rate Switch shall be binding and applicable for all existing Loans and all undrawn Commitments.

8.2	Notification by the Facility Agent

Following the occurrence of an Optional Rate Switch, the Facility Agent shall promptly notify the Lenders.

9	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

a)	Margin; and

b)	Reference Rate.

9.2	Payment of interest

Each Borrower shall pay accrued interest on each relevant Loan on the last day of its Interest Period or, in case of Loans with Term SOFR as applicable Reference Rate only, if the Interest Period is longer than three (3) Months, on the dates falling at three-monthly intervals after the first day of the Interest Period. Any outstanding interest accrued before an Optional Rate Switch shall in any event be paid by the Borrowers at latest on the Business Day before the Optional Rate Switch Date.

9.3	Default interest

a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph b) below, is two hundred basis points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

b)
If any overdue amount consists of all or part of a Loan for which Term SOFR is the applicable Reference Rate which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notifications

a)	The Facility Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

b)	The Facility Agent shall promptly notify the Borrowers of each Funding Rate relating to a Loan.

c)	This Clause 9.4 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

10	INTEREST PERIODS

10.1	Selection of Interest Periods

a)	The Borrowers may select an Interest Period for a Loan of three (3) Months or any such other periods as all Lenders may agree in the relevant Utilisation Request.

b)	In respect of any Loan already utilised, the Borrowers may select an Interest Period for such Loan in a Selection Notice on the following terms:

(i)
each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrowers not later than 12:00 noon Amsterdam time on the date falling three (3) Business Days prior to the last day of the current Interest Period; and

(ii)	the Borrowers may select an Interest Period for a Loan of a period three (3) Months or any other periods as all Lenders may agree.

(iii)	If the Borrowers fail to deliver a Selection Notice to the Facility Agent in accordance with paragraph (c) above, the relevant Interest Period will be three (3) Months.

c)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

d)	The first Interest Period for a Loan shall start on the relevant Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

a)
Interpolated Term SOFR: If Term SOFR is the applicable Reference Rate and no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

b)
Central Bank Rate: If the applicable Reference Rate (Term SOFR or SOFR) is not available, as relevant on any day during, the Interest Period of a Loan and in case of Term SOFR it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the percentage rate per annum which is the aggregate of (i) the arithmetic mean of the Central Bank Rate for the relevant days in the Interest Period of the Loan(s), provided that the Central Bank Rate applicable to the day falling five (5) days prior to the last day of the relevant Interest Period shall be deemed to be the Central Bank Rate for the final five (5) days of that Interest Period and (ii) the applicable Central Bank Rate Adjustment.

11.2	Interest calculation if no Term SOFR, SOFR or Central Bank Rate

If Clause 11.1 (Absence of quotations) paragraph (b) applies but no Central Bank Rate is available for the purpose of calculating the Reference Rate, 11.4 (Cost of funds) shall apply to the Loan(s) for the relevant Interest Period.

11.3	Market disruption

If before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50.00%) of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of the relevant Term Reference Rate then Clause11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

a)	If this Clause 11.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
in respect of each relevant Lender, the rate notified to the Facility Agent by that Lender as soon as practicable and in any event within 2 Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

b)
If this Clause11.4 applies and the Facility Agent or the Borrowers so require, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

c)	Any alternative basis agreed pursuant to paragraph b) above shall, with the prior consent of all Lenders and the Borrowers, be binding on all Parties.

d)
If an alternative basis is not agreed pursuant to paragraph (b) above, the Borrowers shall have the option to (i) cancel and prepay the relevant Loan(s) according to Clause 7.1 (Voluntary cancellation) and Clause 7.2 (Voluntary prepayment of Loans) or (ii) continue to pay interest calculated under 11.4 (Cost of funds). For the avoidance of doubt, Clause 39.4 (Changes to Reference Rates) shall in any event apply if and when relevant according to its terms.

e)	The Borrowers shall continue to pay interest calculated under this Clause 11.4 as long as no agreed substitute basis for determining the rate of interest has been implemented.

f)	If this Clause 11.4 applies and:

(i)	a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, or the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

11.5	Notification of market disruption

If Clause 11.4 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Borrowers and each of the relevant Lenders.

11.6	Break Costs

a)
Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

b)
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

12	FEES

12.1	Commitment fee

a)
The Borrowers shall pay to the Facility Agent (for the account of each Lender) a fee in the USD computed at the rate of forty per cent. (40%) of the relevant Margin per annum on that Lender's Available Commitment under the relevant Facility for the Availability Period applicable to that Facility.

b)
The accrued commitment fee is payable on the last day of each financial quarter during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Other fees

The Borrowers shall pay any other fees in such amounts and at such times as agreed in any separate Fee Letter.

12.4	K-Sure Premium

The Borrowers shall pay to the Facility Agent (for further distribution to K-Sure) the K-Sure Premium in accordance with the terms and conditions of the K-Sure Insurance Policy.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

13.2	Tax gross-up

a)
All payments by the Obligors under the Finance Documents shall be made free and clear of any Tax Deduction or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.

b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrowers.

c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

a)
The Obligors shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b)	Paragraph a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

relates to a FATCA Deduction required to be made by a Party.

c)
A Protected Party making, or intending to make a claim under paragraph a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrowers.

d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	VAT

a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.7	FATCA information

a)	Subject to paragraph c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

a FATCA Exempt Party; or

not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

b)
If a Party confirms to another Party pursuant to sub-paragraph a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

c)
Paragraph a) above shall not oblige any Finance Party to do anything, and sub-paragraph a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraph a)(i) or a)(ii) above (including, for the avoidance of doubt, where paragraph c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8	FATCA Deduction

a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

14	INCREASED COSTS

14.1	Increased Costs

a)
Subject to Clause 14.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)
the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

b)	In this Agreement:

"Basel III" means:

(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"CRD IV" means:

(i)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(ii)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

"Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost claims

a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrowers.

b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph b) of Clause 13.3 (Tax indemnity) applied);

(iv)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (however, for the avoidance of doubt, Basel II shall not be construed to include any Increased Cost attributable to the implementation or application of or compliance with Basel III or CRD IV); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

b)	In this Clause 14.3 a reference to a "Tax Deduction" has the same meaning given to that term in Clause 13.1 (Definitions).

15	OTHER INDEMNITIES

15.1	Currency indemnity

a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Obligors shall within three (3) Business Days of demand, indemnify the Arranger and each other Finance Party against any cost, loss or liability incurred by it as a result of:

a)	the occurrence of any Event of Default or Sanctions Event;

b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower;

e)
a third party claim related to the Finance Documents, the Obligors or the Vessel, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions Laws; or

f)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Facility Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, in relation to any Sanctions Laws;

in each case other than by reason of default or negligence by that Finance Party alone.

15.3	Indemnity to the Facility Agent, the ECA Agent and K-Sure

The Obligors shall promptly indemnify the Facility Agent, the ECA Agent and K-Sure against:

a)	any cost, loss or liability incurred by it (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

b)	any cost, loss or incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents.

15.4	Indemnity to the Security Agent

a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by a Borrower to comply with its obligations under Clause 17 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)
acting as Security Agent under the Finance Documents or which otherwise relates to any of the assets subject to Transaction Security (otherwise, in each case, than by reason of the relevant Security Agent's gross negligence or wilful misconduct).

b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 15.4 will not be prejudiced by any release or disposal.

c)
The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the proceeds of enforcement of any Transaction Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

16	MITIGATION BY THE LENDERS

16.1	Mitigation

a)
Each Finance Party shall, in consultation with the Obligors, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

b)	Paragraph a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrowers shall, promptly on demand, pay the Facility Agent, the Arranger,  K-Sure, and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

a)	the K-Sure Insurance Policy;

b)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

c)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment and enforcement costs

The Borrowers shall, within three (3) Business Days of demand, reimburse the Facility Agent, K-Sure and any Finance Party for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Facility Agent and any such Finance Party in connection with:

a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

b)	the granting of any release, waiver or consent under the Finance Documents;

c)	any amendment or variation of a Finance Document; and

d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

For the avoidance of doubt, costs payable by the Borrowers under Clause 17.1 (Transaction expenses) and this Clause 17.2 (Amendment and enforcement costs) as relevant, (i) covers costs due to Clause 39.4 (Changes to reference rates) (regardless of which Party taking the initiative to the change) and (ii) remain payable whether or not any Utilisation is ever made.

17.3	Agent and Security Agent's management time

Subject to there having occurred a Default or an Event of Default, any amount payable to the Facility Agent or Security Agent (as the case may be) under Clause 15 (Other indemnities), this Clause 17 (Costs and expenses), Clause 29.12 (Lenders' indemnity to the Facility Agent) and/or Clause 39.4 (Changes to reference rates) shall include the cost of utilising the Facility Agent's and/or Security Agent's (as the case may be) management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or Security Agent (as the case may be) may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Facility Agent and/or Security Agent (as the case may be) under Clause 12 (Fees).

SECTION 7
JOINT AND SEVERAL LIABILITY, GUARANTEE AND TRANSACTION SECURITY

18	JOINT AND SEVERAL LIABILITY

18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of the Borrowers under this Agreement shall not be affected by

a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

b)	any Lender or the Security Agent entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

c)	any Lender or the Security Agent releasing any other Borrower or any Security created by a Finance Document; or

d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

f)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

h)
any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

j)	any insolvency or similar proceedings.

18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the lifetime of the Facility, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of the other Borrower under this Agreement.

18.4	Borrower restrictions

a)	Subject to paragraph b) below, no Borrower shall:

(i)
claim any amount which may be due to it from the other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(ii)	take or enforce any form of security from the other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(iii)	set off such an amount against any sum due from it to the other Borrower; or

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower; or

(v)	exercise or assert any combination of the foregoing.

b)
If the Facility Agent, by notice to a Borrower, requires it to take any action referred to in paragraph a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Facility Agent’s notice.

18.5	Deferral of Borrower's rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

a)	to be indemnified by any other Borrower; or

b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

19	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally jointly and severally:

a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. There is no limit on the number of claims that may be made by the Facility Agent on behalf of the Finance Parties under this Clause19.

19.3	Maximum guarantee liability

The liability of the Guarantor under this Clause 19 shall be limited to USD 370,000,000 plus the amount of any interest, commission, default interest, fees, costs and expenses accrued in respect of the obligations covered by this guarantee.

19.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.5	Waiver of defences and confirmations

a)
The obligations of the Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of the Borrowers;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

b)	The Guarantor further waives any right that it would otherwise have to be notified of:

(i)	any Security the giving of which was a precondition for the making of any utilisation under any of the Finance Documents, but which has not been validly granted or has lapsed;

(ii)	any default, event of default or acceleration event (however described) under any of the Finance Documents and to be kept informed thereof;

(iii)	any deferral, postponement or other forms of extensions granted to an Obligor in respect of any repayments, prepayments or payment to be made under any of the Finance Documents; and

(iv)	an Obligor's or any other person's bankruptcy or debt reorganisation proceedings or any application for such proceedings.

c)	The Guarantor further confirms that it has received and noted information in respect of all other Security or guarantees created under the Finance Documents; and

19.6	Guarantor intent

Without prejudice to the generality of Clause 19.5 (Waiver of defences and confirmations), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.7	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 19.

19.9	Deferral of the Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

a)	to be indemnified by an Obligor;

b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

e)	to exercise any right of set-off against any Obligor; and/or

f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on behalf of the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 33 (Payment mechanics).

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee limitations

The guarantee and liability set out in this Clause 18 (Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

20	TRANSACTION SECURITY

20.1	Transaction Security

a)
The obligations and liabilities of the Borrowers and the Guarantor under the Finance Documents, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrowers' obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties in connection with this Agreement, shall at any time until all amounts due to the Finance Parties under any Finance Document have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

(i)	the Mortgages;

(ii)	the Guarantee;

(iii)	the Assignment Agreements;

(iv)	any Intra Group Loans Assignment Agreements;

(v)	the Pledges of Shares, including but not limited to, any customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director;

(vi)	the Manager's Undertakings;

(vii)	if relevant, any Charterparty Assignment; and

(viii)	any other document that may have been or shall from time to time hereafter be executed as Security for the Borrowers' obligations under or pursuant to the Finance Documents.

The Security Documents shall rank with first priority.

20.2	Perfection etc.

Each Obligor undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Security Agent (on behalf of the Finance Parties) and/or the Lenders (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties, to maintain the security position envisaged hereunder.

20.3	Further assignment of Earnings, Charterparty, and Intra Group Loans

a)
In the event that a Borrower enters into a Charterparty, that Borrower shall prior to the relevant commencement date, or if not practical, promptly thereafter assign such Charterparty (if legally possible and required by any Lender), and insurances and any Earnings accruing thereunder in favour of the Security Agent (on behalf of the Finance Parties).

b)
In the event that any of the Obligors enter into any Intra Group Loans, the relevant Obligor shall prior to the relevant commencement date assign by way of an Intra Group Loans Assignment Agreement such claims the relevant Obligor may have thereunder in favour of the Security Agent (on behalf of the Finance Parties).

20.4	Security - Hedging Agreement

a)
The Borrowers' and/or the Guarantor's obligations and liabilities under any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers and/or the Guarantor towards a Hedging Bank in connection with any Hedging Agreement, shall at any time until all amounts due to a Hedging Bank under any Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantor pursuant to Clause 19 (Guarantee and indemnity), however on subordinated basis to the rights of the other Finance Parties as per Clause 33.6 (Partial Payments).

b)
The relevant Hedging Bank shall immediately upon execution of a master agreement in respect of a Hedging Agreement inform the Security Agent and provide a copy of the relevant master agreement to the Security Agent. The relevant Obligor shall also take such steps as the Security Agent may require to perfect the assignment over the Borrowers' and/or the Guarantor's rights under the relevant Hedging Agreement as per the relevant Assignment Agreement or such other form approved by the Facility Agent. Further, each Hedging Bank shall keep the Security Agent updated on any transactions made under a Hedging Agreement.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21	REPRESENTATIONS

Each Original Borrower and the Guarantor makes the representations and warranties set out in this Clause 21 (Representations) to each Finance Party on the date of this Agreement.

21.1	Status

a)	Each Obligor is a corporation or company, duly incorporated, with good standing and validly existing under the law of its jurisdiction of incorporation.

b)	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

c)	No Obligor is a US Tax Obligor.

d)
In accordance with the FA Act section 3-12 (2) and the Norwegian Anti-Money Laundering Act 2018/23 (in No: hvitvaskingsloven) section 13 (1) the Obligors confirm that the information set out in Schedule 7 (KYC information – FA Act section 3-12) is true and accurate as of the date of this Agreement.

21.2	Binding obligations

a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

b)
Save as provided herein or therein and/or as have been or shall be completed prior to a Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessel, for the Mortgage to constitute a valid and enforceable first priority mortgage over the Vessel.

21.3	Non-conflict with other obligations

The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

b)	its or any of its Subsidiaries' constitutional documents; or

c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

21.4	Power and authority

a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

b)
All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Facility.

21.5	Validity and admissibility in evidence

All Authorisations required or desirable:

a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

b)	to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and

c)	in connection with each Obligor's business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

21.6	Governing law and enforcement

a)	The choice of Norwegian law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

b)	Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor's jurisdiction of incorporation.

21.7	Insolvency

No corporate action, legal proceedings or other procedure or step described in Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings), or Clause 26.8 (Creditor's process) is currently pending or,  to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings), or Clause 26.8 (Creditor's process) applies to any of the Obligors.

21.8	Deduction of Tax

No Obligor is required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document to a Finance Party.

21.9	No filing or stamp taxes

Under the law of the relevant Obligor's jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the Mortgage and as otherwise stated in any legal opinion obtained by the Facility Agent in connection with this Agreement).

21.10	No default

a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or might have a Material Adverse Effect.

21.11	No misleading information

a)
Any factual information provided by any Obligor or otherwise relevant to matters contemplated by the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

b)	The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

c)
Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being incomplete, untrue or misleading in any material respect.

21.12	Financial statements

a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

21.13	Pari passu ranking

The relevant Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

21.15	Title

The relevant Obligor holds, or will from the relevant Delivery Date hold, the legal title and, or will be, the beneficial party, as the case may be, to the Secured Assets.

21.16	No security

None of the Secured Assets will from the first Utilisation Date be affected by any Security, and no Obligor will be a party to, nor is it or any of the Secured Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Secured Assets, save for (i) the Security created under the Security Documents, (ii) for liens (including but not limited to maritime liens defined as such pursuant to applicable law) arising solely by operation of law and/or in the ordinary course of business or (iii) otherwise as agreed with the Facility Agent (on behalf of the Finance Parties).

21.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor's entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

21.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

21.19	Taxation

a)	No Obligor is overdue in the filing of any Tax returns.

b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents.

c)	The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Facility Agent shall have been otherwise informed in writing.

21.20	Environmental compliance

Each of the Borrowers and to the best of their knowledge and belief (having made due and careful inquiry) any of its Affiliates, the Technical Manager and any Charterers (if applicable) have performed and observed all Environmental Laws, Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

21.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

21.22	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates) and the Vessels, and to the best of its knowledge and belief (having made due and careful inquiry) the Technical Manager, any Charterers have been complied with.

21.23	The Vessels

From the respective Delivery Date of a Vessel, that Vessel will be:

a)
in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage and any security created pursuant to any of the Security Documents) and the relevant Borrower is the sole, legal and beneficial owner of the Vessel;

b)	registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

c)	operationally seaworthy in every way and fit for service; and

d)
classed with ABS, Lloyd's Register, DNV or such other IACS classification society as approved by the Facility Agent (on behalf of the Majority Lenders), free of all overdue recommendations/conditions of class.

21.24	Financial Indebtedness

No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

21.25	Sanctions

a)
Each Obligor, their respective directors, officers, and employees, and to the best of its knowledge and belief (having made due and careful inquiry), each of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws.

b)
No Obligor, or any of their respective directors, officers, employees is, nor is, to the Obligor's best knowledge and belief (having made due and careful inquiry), any of its Affiliates and their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)
a Restricted Party, does not act directly or indirectly on behalf of, or for the benefit of, a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)
subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority or has received notice of or is aware of any such inquiry, claim, action, suit, proceeding or investigation.

c)	None of the Vessels is a vessel with which any person is prohibited or restricted from dealing with under any Sanctions Laws.

21.26	Anti-bribery, anti-corruption and anti-money laundering

None of the Obligors nor any of its Subsidiaries, or, to the best knowledge of such Obligor, any Affiliate, director or officer or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and each Obligor has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

21.27	Shares

a)	Each Borrower is a wholly owned indirect or direct Subsidiary of the Guarantor.

b)
The Shares in each Borrower are fully paid, non-assessable and not subject to any option to purchase or similar rights. The constitutional documents of the Borrowers do not and could not restrict or inhibit any transfer of those Shares on creation or enforcement of any of the Secured Assets. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any of the Borrowers (including any option or right of pre-emption or conversion).

21.28	Charterparty

No "event of default" or "default" (howsoever described) is continuing under any Charterparty.

21.29	Repetition

a)
The Repeating Representations being each of the representations set out in Clause 21 (Representations) subject to paragraph (b) below, are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of a Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Facility Agent at the latest).

b)
The representations set out in Clauses 26.6 (Insolvency) until and including 21.9 (No filing or stamp taxes), 21.14 (No proceedings pending or threatened) and 21.19 (Taxation) are not repeating and shall only be made by each Obligor by reference to the facts and circumstances then existing on the date of a Utilisation Request.

22	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21.1 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Obligors shall supply or procure to supply to the Facility Agent copies for all the Lenders of:

a)	as soon as they are available and public, but in any event with one hundred and twenty (120) days after the end of its financial year;

(i)	the audited consolidated financial statements of the Guarantor for that financial year;

(ii)	the unaudited management accounts (profit and loss statement and balance sheet) of the Borrowers for that financial year;

b)
as soon as they are available and public, but in any event within ninety (90) days after the last day of each quarter the unaudited consolidated financial statements of the Guarantor for that financial quarter;

c)	as soon as they are available, but in any event within ninety (90) days after the end of its financial year, the financial projections of the Guarantor on an annual basis; and

d)	such other financial and other information of any Obligor as the Lenders shall reasonably require from time to time (including but not limited to in relation to Sanctions Laws).

22.2	The Compliance Certificate

The Obligors shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 22.1 (Financial covenants) as at the date as at which those financial statements were drawn up.

22.3	Requirements as to financial statements

a)
The Guarantor shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Facility Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 22.1(Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Year-end

Each Obligor shall procure that the end of its annual accounting periods falls on 31 December.

22.5	Information: miscellaneous

The Borrowers shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) or the ECA Agent (if K-Sure so requests):

a)	all documents dispatched by the Borrowers and the Guarantor to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;

b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

c)	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Facility Agent) or the ECA Agent may reasonably request;

d)	promptly, such information about the Vessels' classification records and status as the Facility Agent may reasonably request;

e)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

f)	promptly upon becoming aware of them, any details of any material claims or amendments under any Transaction Document (other than Finance Documents); and

g)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

22.6	Notification of default

a)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) and any Sanctions Event promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor on behalf of all Obligors).

b)
Promptly upon a request by the Facility Agent, the Borrowers shall supply to the Facility Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it) and that no Sanctions Event has occurred.

22.7	Notification of Environmental Claims

The Borrowers shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same:

a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against a Borrower (or any of their Affiliates), any Charterers, the Technical Manager or the Vessels; and

b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Borrowers (or any of their Affiliates), any Charterers, the Technical Manager or a Vessel,

where the claim would be reasonably likely, if determined against a Borrower (or any of its Affiliates) or a Vessel, to have a Material Adverse Effect.

22.8	Market Value

a)	Each Borrower shall arrange for, at its own expense, the Market Value of its Vessel to be determined on a quarterly basis.

b)
Each Borrower shall forward the market valuations obtained pursuant to paragraph (a) above to the Facility Agent (on behalf of the Finance Parties) together with the Valuation Certificate within ten (10) days after the end of each financial quarter and such valuations shall be issued no more than thirty (30) days prior to the date provided to the Facility Agent.

c)
Should the Facility Agent reasonably assume that a Default has occurred or may occur, or should a Vessel be sold or suffer a Total Loss, the Facility Agent may arrange, or require the relevant Borrower to arrange, additional determinations of the Market Value of such Vessel at such frequency as the Facility Agent (on behalf of Finance Parties) may request and at that Borrower's expense.

22.9	"Know your customer" checks

a)	If:

(i)	the Facility Agent's or any Lender's internal requirements or any laws or regulations applicable to it at any time;

(ii)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(iii)	any change in the status of an Obligor after the date of this Agreement; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such transfer,

obliges the Facility Agent or any Lender (or, in the case of sub-paragraph (iv) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iv) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in sub-paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.10	Disclosure of information

Each Borrower and the Guarantor irrevocably authorise the Finance Parties to give, divulge and reveal from time to time information and details relating to its account, the Vessel, the Finance Documents, and the Loans and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loans to (i) any private, public or internationally recognised authorities, (ii) the Finance Parties' respective head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loans, (vi) any insurance company relevant to the Finance Parties, the Obligors, the Vessels and/or the Loans, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Finance Parties' rights and obligations. The Finance Parties agree not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

22.11	K-Sure notification and information

a)
The Obligors shall promptly notify the Facility Agent and the ECA Agent by email confirmed by letter of the occurrence of any event involving a political or commercial risk covered by any K-Sure Insurance Policy and any anti-bribery policy and any information relating to any material commercial facts which may result in a Material Adverse Effect, and shall cooperate with the Facility Agent and the ECA Agent on its request to take all steps necessary on the part of the Obligors to ensure each K-Sure Insurance Policy remains in full force and effect throughout the term of this Agreement.

b)
The Obligors shall promptly provide the Facility Agent and the ECA Agent with copies of all available financial or other information required by the ECA Agent to satisfy any request for information by K-Sure pursuant to each K-Sure Insurance Policy.

23	FINANCIAL COVENANTS

23.1	Financial covenants – the Guarantor

The Guarantor shall on a consolidated basis, measured and documented quarterly, at all times maintain:

a)	unencumbered consolidated Cash of minimum the higher of (i) six per cent (6%) of the Total Interest Bearing Debt and (ii) USD 30,000,000;

b)
Value Adjusted Tangible Net Worth of at least USD 300,000,000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty-five per cent (25%) of the Value Adjusted Total Assets; and

c)	a positive Working Capital.

23.2	Amended financial covenants – Obligors

In the event that an Obligor at any time agrees to additional financial covenants, or similar financial covenants at a stricter level with other banks, lenders and/or financiers than the financial covenants set out in this Clause 22.1 (Financial Covenants), then the Guarantor and/or the Borrowers shall promptly notify the Facility Agent and, the additional financial covenants shall automatically be deemed applicable for this Agreement (unless waived in writing by the Facility Agent acting on behalf of the Majority Lenders) and the Parties shall promptly enter into such documentation as may be necessary to include such additional or similar stricter financial covenants into this Agreement.

24	GENERAL UNDERTAKINGS

The undertakings in this Clause 23.2 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws and Sanctions Laws

a)
Each Obligor shall, and shall procure that each of their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, and to the best of each Obligor's knowledge the Subsidiaries' respective officers, directors, employees, is, and shall remain:

(i)	in compliance with all laws, directives, regulations, decrees, rulings and such analogous rules:

(A)	to which it or its business may be subject; and

(B)	applicable to the Vessel, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Approved Ship Registry;

(ii)	in compliance with any Environmental Permits; and

without limiting sub-paragraph (i) above, not employ the Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

b)
Each Obligor shall, and shall procure that any Affiliate, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions Laws and the laws of the Approved Ship Registry.

c)	Each Obligor shall institute and maintain policies and procedures designed to promote and achieve compliance by the Obligors and each of their Subsidiaries with applicable Sanctions Laws.

d)
Each Obligor shall, and shall procure that none of them, nor any officer, employee or director will, take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or a breach of Sanctions Laws by any Finance Party.

24.3	Negative pledge

a)	The Borrowers shall not create or permit to subsist any Security over the Vessels or any of their assets.

b)	The Obligors shall not create or permit to subsist any Security over the Shares or any Intra Group Loans.

c)	None of the Borrowers shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

d)	Paragraphs (a) and (b) above do not apply to any Security listed below:

(i)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved in advance by the Facility Agent (on behalf of the Finance Parties);

(ii)
any lien (including but not limited to maritime liens defined as such pursuant to applicable law) arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading on arm's length terms and on the supplier's standard and usual terms;

(v)	if any Obligors hold bank accounts in the Netherlands, any Security arising under general banking conditions of a financial institution in the Netherlands with whom an Obligor holds a bank account; or

(vi)	security consented to in advance in writing by the Facility Agent (on behalf of the Finance Parties).

24.4	Disposals, loans and acquisitions

None of the Borrowers shall:

a)
whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out (except for the Bareboat Charters), grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessels, or revenues (present or future) or agree to do so unless the Borrowers comply with the provisions of Clause 7.4 (Total Loss or Sale of a Vessel) or such steps otherwise are made in accordance with the terms of this Agreement; or

b)	acquire or replace any material asset or acquire any shares; or

c)	charter in a Vessel or make any investment other than in the normal course of business related to the operation of a Vessel; or

d)
incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessels, provided, however, that the Borrowers shall be entitled to obtain Intra Group Loans from the Guarantor as long as such loans are unsecured and fully subordinated to the Borrowers' obligations under the Finance Documents and pledged/assigned to the Facility Agent (on behalf of the Finance Parties) under an Intra Group Loans Assignment Agreement, provided that payment of interest and principal thereunder is allowed so long as (i) such payment of interest and/or principal is made from funds being available for distribution of dividends from the Borrowers, and (ii) there is no Default hereunder and no Default will occur as a result of such payment or distribution; or

e)	make or grant any loans, guarantees or any other form of financial support other than in the normal course of business.

24.5	Merger

No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity, except that the Guarantor shall be entitled to merge with its Subsidiaries provided the Guarantor is the surviving entity and the merger is entered into on a solvent basis.

24.6	Shareholding

a)
Each Borrower shall remain the wholly owned indirect or direct Subsidiary of the Guarantor unless transferred in accordance with this Agreement (unless and until the Shares are transferred and the Loans are prepaid in accordance with this Agreement);

b)
The Guarantor shall inform the Facility Agent (on behalf of the Finance Parties) of any intended sale of any Shares, and any such sale will be subject to prepayment in accordance with Clause 7.6 (Change of Control); and

c)	no Borrower shall purchase, cancel, redeem or increase any of its issued Shares or share capital.

24.7	Change of business

No change shall be made to the general nature of the business of the Borrowers from that carried on at the date of this Agreement, and the Borrowers shall not engage in any other business other than ownership and operation of the Vessels. No substantial change shall be made to the general nature of the business of the Guarantor from that carried on at the date of this Agreement.

24.8	Title

The Borrowers and/or the Guarantor (as the case may be) shall hold legal title to and own the entire beneficial interest in the Secured Assets (in the Vessels from the respective Delivery Dates), free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as permitted in paragraph (c) of Clause 24.3 (Negative pledge).

24.9	Insurances – general

Notwithstanding Clause 25.2 (Insurance – Vessels), each Borrower and the Guarantor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

24.10	Earnings Accounts

a)	Each Borrower shall maintain the Earnings Accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts without delays or deduction.

b)
The amounts in the Earnings Accounts shall be freely available to the Borrowers until and unless an Event of Default has occurred and is continuing, whereupon the Earnings Accounts shall be blocked with no rights for the Borrowers to make withdrawals or otherwise dispose over the Earnings Accounts without the prior written consent of the Facility Agent.

24.11	Derivative transactions

The Borrowers shall not enter into any derivative transactions with other parties than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to the Borrowers.

24.12	Distribution restrictions and subordination of inter-company debt

a)
No Obligor shall (i) distribute any dividends, or make other distributions to its shareholders and/or (ii) buy-back its own common stock and convertible notes if a Default or Event of Default has occurred and is continuing or will occur as a result of such payment, distribution or buy-back, or after giving effect to such distribution, the Borrowers or the Guarantor is not in compliance with the financial covenants or other representations or covenants of this Agreement.

b)
All (i) Intra Group Loans to the Borrowers, and (ii) claims of the Guarantor or other relevant Affiliate against the Borrowers shall always be unsecured and fully subordinated to the obligations of the Borrowers under the Finance Documents, provided that payment of such claims is allowed so long as (i) such payment of interest and/or principal is made from funds being available for distribution of dividends from the Borrowers, and (ii) there is no Default under any of the Finance Documents and no Default will occur as a result of such payment or distribution.

c)
All amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrowers or the Guarantor) shall always be unsecured and fully subordinated to the obligations of the Borrowers under the Finance Documents any of the Finance Documents, provided that payment of such claims is allowed so long as there is no Default any of the Finance Documents and no Default will occur as a result of such payment or distribution.

All agreements and transactions entered into between the members of the Group and their affiliates shall be entered into and made on arm's length terms.

24.13	Transaction Documents

Each Borrower shall perform all its material obligations under the Transaction Documents and procure that no material terms of any of the Transaction Documents except the Finance Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Facility Agent (on behalf of the Finance Parties). The Finance Documents can only be amended as per their provisions.

24.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

24.15	No change of name, etc.

No Obligor shall change:

a)	the end of its fiscal year;

b)	its nature of business;

c)	(applicable for the Borrowers only) their constitutional documents;

d)	its legal name;

e)	its type of organization; or

f)	its jurisdiction,

without the prior written consent of the Facility Agent (on behalf of the Finance Parties).

24.16	US Tax Obligor

No Obligor shall become a US Tax Obligor.

24.17	Use of proceeds and repayments

a)
No proceeds of any advance of a Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

b)
The Borrowers shall not, and shall procure that no other Obligor shall, repay or prepay any Loan or any part thereof or fund all or any part of any payment under the Finance Documents out of proceeds from funds or assets that:

(i)	constitute property of, or that are beneficially owned directly or indirectly by, any Restricted Party;

(ii)	is obtained or derived from transactions with or relating to any Restricted Party or transactions in violation of Sanctions Laws; or

(iii)	in any manner that would cause any Lender or the Facility Agent to be in violation of Sanctions Laws.

24.18	Listing

The Guarantor shall always remain listed at the New York Stock Exchange or such other stock exchange acceptable to the Facility Agent.

24.19	K-Sure requirements

No Borrower shall, and each Borrower shall procure that the Guarantor will not act (or omit to act) in a manner that is inconsistent with any requirement of K-Sure under or in connection with any K-Sure Insurance Policy and, in particular:

a)
each Borrower shall, and shall procure that the Guarantor will, do all that is necessary to ensure that all requirements of K-Sure under or in connection with each K-Sure Insurance Policy are complied with; and

b)
each Borrower will, and shall procure that the Guarantor will, refrain from acting in any manner which could result in a breach of any requirements of K-Sure under or in connection with each K-Sure Insurance Policy or affect the validity of it.

24.20	K-Sure Insurance Policy protection

If at any time, in the opinion of the ECA Agent, any provision of a Finance Document contradicts or conflicts with any provision of any K-Sure Insurance Policy, the Borrowers will:

a)	take all steps as the Facility Agent, the ECA Agent and/or K-Sure shall require to remove such contradiction or conflict; and

b)	take all steps as the Facility Agent, the ECA Agent and/or K-SURE shall require to ensure that each K-Sure Insurance Policy remains in full force and effect.

24.21	K-Sure Override Clause

a)
Notwithstanding anything to the contrary in any Finance Document, nothing in any Finance Document shall oblige any Lender under the K-Sure Tranche to act (or omit to act) in a manner that is inconsistent with any requirement of K-Sure under or in connection with the relevant K-Sure Insurance Policy and, in particular, each Lender under the K-Sure Tranche shall:

(i)	be authorised to take all such actions as it may consider necessary to ensure that all requirements of K-Sure under or in connection with the relevant K-Sure Insurance Policy are complied with; and

(ii)
not be obliged to do anything if, in its opinion, to do so could (A) result in a breach of any requirement of K-Sure under or in connection with the relevant K-Sure Insurance Policy, (B) affect the validity of the relevant K-Sure Insurance Policy or (C) otherwise result in a mandatory prepayment event set out in 7.8 (Termination of K-Sure Insurance Policy).

b)
It is acknowledged between the Lenders under the K-Sure Tranche that, in the event of any inconsistency between the Finance Documents and the relevant K-Sure Insurance Policy, the relevant K-Sure Insurance Policy shall prevail, as between K-Sure and the relevant Lenders.

c)	Nothing in this Clause 24.21 (K-Sure Override Clause) shall affect the obligations of the Borrowers under the Finance Documents.

24.22	Compliance with the terms of the K-Sure Insurance Policy

Each Lender under the K-Sure Tranche shall cooperate with the Facility Agent and each other Lender and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the relevant K-Sure Insurance Policy continue in full force and effect.

24.23	Assistance by the Borrowers

The Borrowers shall provide all information and other assistance reasonably requested by the ECA Agent in connection with the relevant K-Sure Insurance Policy.

24.24	Instructions from K-Sure

a)
The Parties acknowledge and agree that, in accordance with the terms of the relevant K-Sure Insurance Policy, K-Sure may, at any time, instruct a Lender under the K-Sure Tranche (whether directly or by notice to the ECA Agent) to suspend or to cease to perform any or all of its obligations under this Agreement or any other Finance Document. That Lender will be required to comply with any such instruction. Each Party agrees that it will not hold any Lender responsible for complying with any such instruction.

b)	The Borrowers acknowledge and agree that:

(i)
a Lender under the K-Sure Tranche may be required to exercise, or to refrain from exercising, its rights, powers, authorities and discretions under, and performing its obligations under, or in connection with, the Finance Documents, in accordance with any instructions given to it by K-Sure acting reasonably and in order to ensure the continued effectiveness of the relevant K-SURE Insurance Policy and the protection of its rights thereunder and under the Finance Documents in accordance with the provisions of the relevant K-SURE Insurance Policy; and

(ii)
a Lender under the K-Sure Tranche will not be acting or making any determination unreasonably if such action or such determination is made in accordance with the relevant K-SURE Insurance Policy, or any instructions given to it by K-SURE in accordance with sub-paragraph (i) of paragraph (b) of Clause 24.24 (Instructions from K-SURE).

25	VESSEL UNDERTAKINGS

25.1	General

The undertakings in this Clause 25 (Vessel undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.2	Insurance – Vessels

a)
Each Borrower shall maintain or ensure that its Vessel is insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units for an amount not less than USD 1,000,000,000, and freight, demurrage and defence cover), hull interest, freight interest (dependent upon the level of the Hull and Machinery policy), loss of hire and war risk insurances (including blocking and trapping, confiscation, terrorism, hijacking and piracy), in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Facility Agent shall approve (not to be unreasonably withheld), and always subject to the Nordic Marine Insurance Plan of 2013 latest version.

b)
The insured value of each Vessel shall be at least equal to the Market Value of that Vessel and the aggregate insurance value for all Vessels delivered, except for protection & indemnity and Loss of Hire, shall be at least one hundred and twenty per cent (120%) of the Loans plus any Available Commitments with respect to Vessels delivered. Furthermore, the (i) hull and machinery insurance for each Vessel shall at all times cover at least eighty per cent (80%) of the insurable value (Hull and Machinery and Hull Interest) of such Vessel and (ii) aggregate hull and machinery insurance of all the Vessels shall cover at least one hundred per cent (100%) of the Loans plus any Available Commitments pertaining to Vessels delivered (while the remaining cover may be taken out by way of Hull and Freight Interest insurances). The deductible of the Hull and Machinery insurance shall never be higher than such amount as the Facility Agent may from time to time approve.

c)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters, or confirmations from insurance brokers confirming this on behalf of underwriters, to the Security Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are executed by the insurers and/or the insurance broker(s). The loss payable clause shall be in excess of USD 3,000,000.

d)
The Borrowers shall within fifteen (15) calendar days prior to each Utilisation Date inform the Facility Agent of with whom the Insurances in respect of the Vessel being financed will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Facility Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the relevant Vessel with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Security Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

e)
The Borrowers shall allow for the Facility Agent (and the Facility Agent shall do so if required by any Lender) to take out for the Borrower's accounts a Mortgagee's Interest Insurance and a Mortgagee's Interest - Additional Perils Pollution Insurance covering one hundred and twenty per cent (120%) of the Loans plus any Available Commitments.

f)	The Facility Agent may also for the account of the Borrowers take out such other Insurances as the Finance Parties may reasonably require considering the trading and flag of the Vessels.

g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Security Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessels if and when so requested by the Security Agent.

h)
The Borrowers shall procure that each Vessel is always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

i)	The Borrowers will not make any material change to the insurances described under paragraph (a) above without the prior written consent of the Facility Agent.

j)	The Borrowers shall pay for an insurance opinion commissioned by the Facility Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Facility Agent.

25.3	Flag, ownership, name and registry

a)	Each Borrower shall remain the sole owner of its Vessel and shall keep its Vessel registered in an Approved Ship Registry.

b)	Each Borrower may:

(i)	change the name of its Vessel;

(ii)	move its Vessel to another Approved Ship Registry;

(iii)
subject to its Vessel being registered with another Approved Ship Registry, arrange for dual registration of the Vessel in the Bareboat Registry if this is required under the terms of the contract of employment for that Vessel; or

(iv)	subject to the Facility Agent's (on behalf of the Majority Lenders) written consent (such consent not to be unreasonably withheld) move its Vessel to any other ship registry,

in each case by notifying the Facility Agent in writing ten (10) Business Days in advance of such change of name of the relevant Vessel or such move of the relevant Vessel and procuring execution and registration of a Mortgage over such Vessel and issuance of related legal opinions, all on terms reasonably satisfactory to the Facility Agent (acting on the instruction of the Majority Lenders).

c)
On and at any time after the occurrence of an Event of Default which is continuing, each Borrower undertakes to ensure that (i) the bareboat registration of any Vessel in the Bareboat Registry is immediately terminated and deleted, and the original registration in the Approved Ship Registry re-activated and/or (ii) each Bareboat Charter is terminated, should the Security Agent (on behalf of the Finance Parties) so require.

25.4	Classification and repairs

Each Borrower shall, and shall procure that any Charterer shall, keep or shall procure that each  Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

a)	so as to maintain its class with ABS, Lloyd's Register, DNV GL or another IACS classification society approved by the Facility Agent, free of overdue recommendations/conditions of class; and

b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the relevant Vessel or to vessels trading to any jurisdiction to which the relevant Vessel may trade from time to time;

c)
not, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) which shall not be unreasonably withheld, change the classification society of a Vessel; and

d)	not, without the prior written consent of the Facility Agent, conduct modifications, repairs or remove parts which may reduce the value of a Vessel.

Within fifteen (15) days prior to the relevant Utilisation Date each Borrower shall inform the Facility Agent of the classification society the Vessel to be financed will be classed.

25.5	Inspections and class records

a)
The Borrowers shall procure that the Facility Agent's surveyor at the Borrowers' cost, is permitted to inspect the condition of each Vessel once a year, if so requested by the Facility Agent, and at any time required by a Lender (at such Lender's cost), provided always that such arrangement shall not interfere with the operation of the relevant Vessel and subject to satisfactory indemnities approved by the P&I insurers.

b)
The Borrowers shall instruct the classification society to give the Facility Agent access to class records and other information from the classification society in respect of the Vessels, by sending a written instruction in such form and substance as the Facility Agent may require. The Facility Agent shall also be granted electronic access to class records.

25.6	Surveys

The Borrowers shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of each Vessel and to supply or to cause to be supplied to the Facility Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Facility Agent, however such requests are limited to once a year.

25.7	Notification of certain events

The Borrowers shall immediately upon becoming aware of it notify the Facility Agent of:

a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of such Vessel;

b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

c)	any exercise or purported exercise of any arrest or lien on the Vessels, their Earnings or the Insurances;

d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

e)
the details of any claim, inquiry, action, suit, proceeding or investigation pursuant to Sanctions Laws against it, or any of its direct or indirect owners, Subsidiaries, and any of its respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken to answer or oppose such;

f)	any of its direct or indirect owners, Subsidiaries, or any of its directors, officers, employees, agents or representatives becoming a Restricted Party; and

g)	any claim for a material breach of the ISM Code or the ISPS Code being made a Borrower or the Technical Manager or otherwise in connection with a Vessel.

25.8	Operation of the Vessels

a)
The Borrowers shall procure that the Vessels are managed by the Technical Manager pursuant to a Technical Management Agreement and the Commercial Manager pursuant to the Commercial Management Agreement and shall not, without the prior written consent of the Facility Agent (which shall not be unreasonably withheld), change or allow the change of the technical or commercial management of the Vessels.

b)
The Borrowers may subject to the Facility Agent's written consent (such consent not to be unreasonably withheld) change the technical or commercial management of a Vessel to respectively another Technical Manager or Commercial Manager by notifying the Facility Agent in writing ten (10) Business Days in advance of such change.

c)
The Borrowers shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a Manager's Undertaking in such form as the Facility Agent (on behalf of the Finance Parties) reasonably may require.

d)
The Borrowers shall, and shall procure that the Technical Manager shall, comply, or procure the compliance with all Sanctions Laws and in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, the laws of the Approved Ship Registry, the United States Oil Pollution Act of 1990 and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrowers and the Technical Manager and shall not employ the Vessels nor allow their employment:

(i)	in any Sanctioned Country or in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;

(ii)	directly or indirectly by or for the benefit of any Restricted Party or in any manner contrary to any Sanctions Laws; and

(iii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessels unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Facility Agent.

e)
Without limitation to the generality of this Clause 25.8 (Operation of the Vessels), the Borrowers and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) of 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. The Vessels shall not under any circumstances carry any nuclear waste/material.

25.9	ISM Code compliance

The Borrowers shall, and shall procure that the Technical Manager:

a)	procure that the Vessel remain subject to a SMS;

b)	procure that a valid and current SMC is maintained for the Vessel;

c)	procure that the Technical Manager maintains a valid and current DOC;

d)	immediately notify the Facility Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the Technical Manager; and

e)
immediately notify the Facility Agent in writing of any "accident" or "major nonconformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

25.10	Environmental compliance

a)
The Borrowers shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Permits applicable to any of them and/or the Vessels.

b)	Each Vessel shall throughout the lifetime of the Vessel have a Green Passport available.

c)
The Obligors shall procure that the Vessels and any other vessel owned or controlled by the Obligors or any of their Subsidiaries, including where any such vessel is sold to an intermediary with the intention of being scrapped, dismantled or recycled, is recycled at a recycling yard which conducts it recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (2009) and/or the EU Ship Recycling Regulation (2013).

25.11	Poseidon Principles

The Borrowers shall, upon the request of the Facility Agent (acting for itself and/or any other Finance Party) and at the cost of the Borrowers, on or before the 31st of July in each calendar year, supply or procure the supply to the Facility Agent of all information necessary, in order for any Finance Party to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, together with Carbon Intensity and Climate Alignment Certificates, in each case relating to all Vessels for the preceding calendar year and hereby consents to each Finance Party obtaining such information directly from third parties, provided always that no Finance Party shall publicly disclose such information with the identity of the Vessels without the prior written consent of the Borrowers. Without prejudice to the foregoing, the Borrowers acknowledge that, in accordance with the Poseidon Principles, such information will on an anonymous and unidentifiable basis form part of the information published regarding the relevant Finance Party's portfolio climate alignment.

25.12	Arrest

The Borrowers shall pay and discharge when due:

a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessels, the Earnings or the Insurances;

b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and

c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith (however not later than after twenty (20) Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

25.13	Chartering

a)	The Borrowers shall procure that any Charterparty entered into for a Vessel shall be entered into and made on arm's length terms.

b)	The Borrowers shall not:

(i)
let a Vessel on bareboat charter for any period except for the chartering of a Vessel under Bareboat Charters in connection with such Vessel's dual registration in the Bareboat Registry according to Clause 25.3; or

(ii)
without the prior written consent (such consent not to be unreasonably withheld) of the Facility Agent (acting on the instructions of the Majority Lenders), terminate, cancel, amend or supplement any Charterparty in any material respect, nor assign such Charterparty to any other person.

c)
The Borrowers shall notify the Facility Agent promptly in writing (but without any requirement for consent from the Facility Agent) of any agreement related to the chartering and operation of a Vessel (such as pool agreements and time charter contracts) exceeding thirty-six (36) Months.

d)
The Borrowers shall arrange for assignment of any employment contract of any nature if the duration exceeds thirty-six (36) months to the extent relevant pursuant to the terms of this Agreement and only if contractually and legally possible (the Borrowers having made reasonable commercial efforts to obtain such assignment).

26	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24.1 is an Event of Default (save for Clause 26.16 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

a)	its failure to pay is caused by administrative or technical error; or

b)	payment is made within three (3) Business Days of its due date.

26.2	Financial covenants

Any requirement of Clause 22.1 (Financial covenants) is not satisfied.

26.3	Other obligations

a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 23 (Financial covenants), and Clauses 26.4 (Misrepresentation) through 26.16 (Sanctions) unless such non-compliance is, in the opinion of the Facility Agent, capable of remedy and is remedied to the Facility Agent´s satisfaction within ten (10) Business Days from the Facility Agent having notified the Obligor of the relevant non-compliance.

b)
For the avoidance of doubt, a breach of Clause 21.25 (Sanctions) and any other Sanctions Event (including but not limited to breach of Clause 24.2 (Compliance with laws and Sanctions Laws) with respect to Sanctions Laws), Clause 25.2 (Insurance - Vessel), Clause 25.3 (Flag, ownership, name and registry) and Clause 25.4 (Classification and repairs) are not capable of remedy.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Cross default

a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

e)
No Event of Default will occur under this Clause 26.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 1,000,000 in respect of the Borrowers and USD 5,000,000 of the Guarantor).

26.6	Insolvency

a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

c)	A moratorium is declared in respect of any indebtedness of any Obligor.

26.7	Insolvency proceedings

a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

b)	This Clause 26.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

26.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 and is not discharged within thirty (30) days.

26.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

26.10	Repudiation

a)	An Obligor or a Bareboat Charterer repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

b)	Any Transaction Document ceases to be legal, valid, binding, enforceable or effective.

26.11	Material adverse change

Any event or series of events occur which, in the reasonable opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessels are flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

26.12	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or part of its business.

26.13	Insurances

Any insurance policy taken out in respect of the Vessels is cancelled, revoked or lapses, or any insurance claim(s) by the Borrowers is repudiated following a Total Loss.

26.14	Failure of security

Any Security Document or security arrangements created or intended to be created in favour of the Finance Parties at any time becomes wholly or partially invalid, ineffective, imperfect or nonexistent or unenforceable.

26.15	Litigation

Any of the Obligors is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect.

26.16	Breach of the terms of the Hedging Agreement

Any occurrence with respect to the Borrowers and/or the Guarantor and/or its Credit Support Provider(s) (as defined in the Hedging Agreements) as, if applicable, set out in any Hedging Agreement Section 5(a) (Events of Default) or Section 5(b) (Termination Events) except for any Additional Termination Event (as defined in the  Hedging Agreements) due to any ordinary, voluntary or mandatory prepayment in accordance with Clauses 6(Repayment) and 7 (Prepayment and cancellation) of this Agreement.

26.17	Sanctions

a)	An Obligor or any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives becomes a Restricted Party.

b)
An act or omission of an Obligor or any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives causes a breach of Sanctions Laws by any Finance Party.

26.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

b)
declare that all or part of a Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

c)	declare that all or part of a Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

27	CHANGES TO THE LENDERS

27.1	Assignment and transfers by the Lenders

a)
Subject to this Clause 27, a Lender (the "Existing Lender"), and without prejudice to any requirements for the consent of K-Sure under the terms of any K-Sure Insurance Policy, may assign, sub-participate and/or transfer any of its rights and/or obligations under any Finance Document to K-Sure or another Eligible Institution (the "New Lender"), after receiving the consent of K-Sure to such assignment or transfer.

b)	The consent of the Guarantor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to K-Sure;

(ii)	to another Lender or an Affiliate or a related fund of a Lender;

(iii)	to a Central Bank, Federal Reserve or to another state-owned entity;

(iv)	to any sub-participant where the Existing Lender retains all its obligations in respect of the transferred, assigned or participated amounts; or

(v)	made at a time when an Event of Default is continuing or a Sanctions Event has occurred.

c)
The consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Guarantor within that time.

27.2	Conditions of assignment or transfer

a)	An assignment or a transfer requiring the Borrower's consent shall only be effective:

(i)	on receipt by the Facility Agent of:

(A)
written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender shall assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(B)	all required "know your customer" documentation,

(ii)	on the New Lender's payment of a transfer fee of USD 5,000 to the Facility Agent; and

(iii)	if the Commitment that is to be transferred to the New Lender is in the minimum amount of USD 10,000,000 (or, if less, such amount constituting the Total Commitment of that transferring Lender).

b)	A transfer will only be effective if the procedure set out in Clause 27.4 (Procedure for transfer) is complied with.

c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers or the Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

d)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Limitation of responsibility of Existing Lenders

a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations transferred or assigned under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.4	Procedure for transfer

a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment and transfer) a transfer is effected in accordance with paragraph c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

b)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

c)	Subject to Clause 27.6 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Arranger, the Security Agent, the New Lender, and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

27.5	Copy of Transfer Certificate to the Borrowers

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

27.6	Pro rata interest settlement

a)
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.5, have been payable to it on that date, but after deduction of the Accrued Amounts.

b)	In this Clause 27.5 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

c)
An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 27.5 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

27.7	Transfers to K-Sure

a)
If a Lender receives a payment from K-Sure under any K-Sure Insurance Policy in respect of its participation in the Loans, then, to the extent that it is required to do so by K-Sure pursuant to the terms of such K-Sure Insurance Policy, that Lender shall, at the cost of the Borrowers and without any requirement for the consent of the Borrowers, transfer to K-Sure (in accordance with, and subject to, Clause 27 (Changes to the Lenders)) a part of its participation in the Loan equal to the amount paid to it by K-Sure.

b)
A transfer pursuant to paragraph a) above shall not limit the rights of the relevant Lender to recover any remaining part of its participation in the Loans or any other moneys owing to it under this Agreement or any other Finance Documents.

27.8	Subrogation

a)
In addition, and without prejudice to Clause 27.9 (Reimbursement) and any right of indemnification or subrogation K-Sure may have at law, in equity or otherwise, each Party agrees that upon any payment by K-Sure pursuant to the relevant K-Sure Insurance Policy, the following shall apply:

(i)	the obligations and liabilities of the Borrowers against the Lenders under this Agreement and each of the other Finance Documents shall not be reduced, discharged nor affected in any way;

(ii)
each Lender under the K-Sure Tranche agrees that after payment by K-Sure of amounts due under the relevant K-Sure Insurance Policy, upon K-Sure's request, the relevant Lender shall assign to K-Sure its rights to recover against the Borrowers under this Agreement and the other Finance Documents and until the assignment referred to in this subparagraph (ii) is completed, the relevant Lender shall hold on trust for K-Sure any payments made under this Agreement and the other Finance Documents and pay or transfer them to K-Sure in accordance with the relevant K-Sure Insurance Policy; and

(iii)
notwithstanding anything to the contrary, K-Sure shall be entitled to the extent it has made payment under the relevant K-Sure Insurance Policy to exercise the rights of the Lenders against the Borrowers under this Agreement and each of the other Finance Documents or any relevant laws and/or regulations unless and until such payment and the interest accrued thereon are fully reimbursed to K-Sure.

b)
The Borrowers agree to co-operate with K-Sure, the ECA Agent and any Lender under the K-Sure Tranche, as the case may be, in giving effect to any assignment referred to in this clause, and to take all actions requested by K-Sure.

c)
The Borrowers shall indemnify K-Sure in respect of any costs or expenses (including legal fees) and withholdings suffered or incurred by K-Sure in connection with any assignment referred to above or payments by the relevant Lender to K-Sure under this Agreement, any other Finance Documents or the relevant K-Sure Insurance Policy.

27.9	Reimbursement

a)
Without prejudice to Clause 27.8 (Subrogation), the Borrowers agree that they will promptly upon receipt of notice thereof reimburse K-Sure for any payment made by K-Sure under the relevant K-Sure Insurance Policy, whether by direct payment or offset, in respect of, and to the extent of, the Borrowers’ obligations to the Lenders under this Agreement (such amounts, the “K-Sure Insurance Policy Payments”).

b)
The obligations of the Borrowers to reimburse K-Sure will be due and payable in the currency of payment by K-Sure within five (5) Business Days of written demand in an amount equal to (without double counting):

(i)	the K-Sure Insurance Policy Payments; and

(ii)
all previously paid K-Sure Insurance Policy Payments which remain unreimbursed, together with any commission on any and all amounts remaining unreimbursed from and including the date on which such amounts become due until and including the date on which such amounts are paid in full determined in accordance with Clause 9.3 (Default interest).

c)	For the avoidance of doubt, Clause 13 (Tax Gross Up and Indemnities) will apply in respect of any reimbursement made pursuant to this Clause 27.9 (Reimbursement).

27.10	Satisfaction of obligations

a)
The Parties acknowledge and agree that the K-Sure Insurance Policy Payments that are reimbursed by the Borrowers to K-Sure pursuant to Clause 27.8 (Subrogation) and Clause 27.9 (Reimbursement) shall satisfy the obligation of the Borrowers to make payments to Lenders under the K-Sure Tranche under this Agreement of the corresponding amounts of principal and interest in respect of which the K-Sure Insurance Policy Payments were paid to such Lenders by K-Sure.

b)
Paragraph a) above applies to default interest accruing under Clause 9.3 (Default interest) in respect of any amount remaining unpaid by the Borrowers to a Lender under the K-Sure Tranche (the “Relevant Unpaid Amount”) after such outstanding amount has been paid to the Lenders by K-Sure under the relevant K-Sure Insurance Policy which will be satisfied if the Borrowers pay the equivalent amount of default interest to K-Sure under Clause 27.9 (Reimbursement) in respect of an unreimbursed K-Sure Insurance Policy Payment paid by K-Sure in respect of the Relevant Unpaid Amount. For the sake of good order, any default interest accruing under Clause 9.3 (Default interest) in respect of any amount which remains unpaid by the Borrowers under this Facility which has not been paid by K-Sure to the Lenders shall be payable to the Finance Parties in accordance with this Agreement.

27.11	Accession of Hedging Banks

Any person (other than any existing Hedging Banks) which will execute a Hedging Agreement as a hedge counterparty shall, prior to the execution of such Hedging Agreement, become a Party to this Agreement as a "Hedging Bank" by executing an accession agreement in such form as the Facility Agent may request.

27.12	Securitisation

The Facility Agent or the Lenders may include the Loans in a securitisation or similar transaction without the consent of, or any consultation with the Borrowers and/or the Guarantor. The Facility Agent and/or the Lenders (as the case may be) shall have full right of disclosure of information in connection with or in contemplation of such securitisation (or similar transaction). The Borrowers and the Guarantor shall assist the Facility Agent as necessary to achieve a successful securitisation (or similar transaction), hereunder inter alia the following:

a)	Keep bank accounts where requested by the Facility Agent and procure that the Earnings are paid to any such account; and

b)	Procure that the Insurances according to Clause 25.2 (Insurance – Vessel) are placed with insurers of the requisite rating;

provided however that the Borrowers and/or the Guarantor shall not be required to bear any costs related to any such securitisation.

27.13	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

b)
any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28	CHANGES TO THE OBLIGORS

28.1	Assignments and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Resignation of a Borrower

a)	The Guarantor may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

b)	The Facility Agent shall accept a Resignation Letter and notify the Guarantor and the other Finance Parties of its acceptance if:

(i)	the relevant Borrower or the Vessel owned by such Borrower is the subject of a disposal to a third party or has suffered a Total Loss;

(ii)	the Guarantor has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(iii)	the relevant Borrower is not under any actual or contingent obligations as a Borrower under any Finance Documents; and

c)
In the event of a disposal of a Borrower or the relevant Vessel to a third party in accordance with paragraph b)(i) above, the resignation of that Borrower shall not be effective until the date of the relevant disposal at which time that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

d)
Upon notification by the Facility Agent to the Guarantor of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

28.3	Release of security on disposal

If a Borrower is the subject of a disposal to a third party pursuant to the terms of Clause 28.2b) above, then the Security Agent shall ensure that any Transaction Security (i) over any of that Borrower's assets or business and (ii) over the shares (or equivalent) of that Borrower,  at the cost and request of the Obligors, is released with effect from the date of that disposal.

SECTION 10
THE FINANCE PARTIES

29	ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER, THE ECA AGENT AND OTHERS

29.1	Appointment of the Facility Agent and the Security Agent

a)
Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Hedging Banks and the Facility Agent appoints the Security Agent to act as its security agent and security trustee for the purpose of the Security Documents.

b)
Each of the Mandated Lead Arrangers and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. The Facility Agent and the Security Agent shall be released from the restrictions of section l8l alt. 2 BGB (German Civil Code).

c)
Except where the context otherwise requires, references in this Clause 29 (Role of the Facility Agent, the Security Agent, the Arranger, the ECA Agent and others) to the "Facility Agent" shall mean the Facility Agent and the Security Agent individually and collectively.

29.2	Instructions

a)	The Facility Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

b)
The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

c)
Save in the case of decisions stipulated to be a matter for any other Lender or Finance Party or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

d)
The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

e)
If the Facility Agent exercises any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion, the Facility Agent shall do so having regard to the interests of all the Finance Parties.

f)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders and the Finance Parties, respectively.

g)
The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

29.3	Duties of the Facility Agent

a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

b)	Subject to paragraph c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

c)	Without prejudice to Clause 27.5 (Copy of Transfer Certificate to the Borrowers), paragraph b) above shall not apply to any Transfer Certificate.

d)
Except where a Finance Document specifically provides otherwise, the Facility Agent is  not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

e)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

f)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

g)
The Facility Agent and shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	K-Sure’s instructions

a)	Unless a contrary indication appears in a Finance Document, any instructions given by K-Sure will be binding on all of the Lenders under the K-Sure Tranche.

b)
No Lenders under the K-Sure Tranche shall have any right of action or claim of any kind whatsoever against the ECA Agent as a result of the ECA Agent acting or refraining from acting in accordance with the instructions of K-Sure.

c)
The ECA Agent is not authorised to act on behalf of any other Lender (without first obtaining consent of the relevant Lender under the K-Sure Tranche) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (c) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or the enforcement of the Security created under the Security Documents.

29.6	No fiduciary duties

a)
Nothing in any Finance Document constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person, and nothing in any Finance Document constitutes the Security Agent as a fiduciary of any other person.

b)	None of the Facility Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.7	Business with the Group

The Facility Agent and the Arranger, may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.8	Rights and discretions

a)	Each of the Facility Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)
any instructions received by it from the Majority Lenders, any Lenders or Finance Parties or any group of Lenders or Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate.

b)
Each of the Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders or as Security Agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders or Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrowers (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

c)
Each of the Facility Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

d)
Without prejudice to the generality of paragraph c) above or paragraph e) below, each of the Facility Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent and/or the Security Agent or (and so separate from any lawyers instructed by the Lenders or the Finance Parties) if the Facility Agent, or as the case may be, the Security Agent, in its reasonable opinion deems this to be desirable.

e)
Each of the Facility Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

f)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents and neither the Facility Agent nor the Security Agent shall:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Facility Agent's or the Security Agent's gross negligence or wilful misconduct.

g)
Unless a Finance Document expressly provides otherwise each of the Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent or Security Agent under this Agreement.

h)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

i)
Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent or the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.9	Responsibility for documentation

None of the Facility Agent, the Security Agent or the Arranger, is responsible or liable for:

a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, or an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.10	No duty to monitor

The Facility Agent shall not be bound to enquire:

a)	whether or not any Default has occurred;

b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

c)	whether any other event specified in any Finance Document has occurred.

29.11	Exclusion of liability

a)
Without limiting paragraph b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, or the Security Agent, none of the Facility Agent or the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of sub-paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

b)
No Party (other than the Facility Agent and the Security Agent, (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

c)
Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or the Security Agent for that purpose.

d)	Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

e)
Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's or the Security Agent's liability, any liability of the Facility Agent or the Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent or the Security Agent, respectively, at any time which increase the amount of that loss. In no event shall the Facility Agent or the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent or the Security Agent, respectively, has been advised of the possibility of such loss or damages.

29.12	Lenders' indemnity to the Facility Agent

a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

b)
The Obligors shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph a) above, other than to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.

29.13	Finance Parties' indemnity to the Security Agent

a)
Each Finance Party shall (in the proportion that the Secured Obligations due to it bear to the aggregate of the Secured Obligations due to all the Finance Parties for the time being (or, if the Secured Obligations due to the Finance Parties are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's gross negligence or wilful misconduct) in acting as Security Agent under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

b)
For the purposes only of paragraph a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed-out, the Secured Obligations due to any Hedging Bank in respect of that hedging transaction will be deemed to be:

(i)
if the relevant Hedging Agreement is based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Obligor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)
if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Obligor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case as calculated in accordance with the relevant Hedging Agreement.

c)
The Obligors shall immediately on demand reimburse any Finance Party for any payment that Finance Party makes to the Security Agent pursuant to paragraph a) above, other than to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

29.14	Resignation of the Facility Agent

a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Borrowers.

b)
Alternatively the Facility Agent may resign by giving thirty (30) days' notice to the Lenders and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Facility Agent.

c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph b) above within twenty (20) days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrowers) may appoint a successor Facility Agent.

d)
If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as Facility Agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 29 and any other term of this  Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's normal fee rates and those amendments will bind the Parties.

e)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrowers shall, within three (3) Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

f)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor Facility Agent.

g)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Facility Agent, the ECA Agent and K-Sure ) and this Clause 29 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

h)
The Facility Agent shall resign in accordance with paragraph b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)
the Facility Agent fails to respond to a request under Clause 13.7 (FATCA information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to Clause 13.7 (FATCA information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrowers and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

i)
This Clause 29.14 shall apply mutatis mutandis to the Security Agent, except that references to the "Facility Agent" shall be construed as references to the "Security Agent" and references to the "Lenders" shall be construed as references to the "Finance Parties", provided that a resignation or replacement of the Security Agent shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

29.15	Confidentiality

a)
In acting as Facility Agent and Security Agent for the Finance Parties, each of the Facility Agent and the Security Agent shall be regarded as acting through its respective agency divisions which shall be treated as a separate entity from any other of its divisions or departments.

b)
If information is received by another division or department of the Facility Agent or the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or the Security Agent (as the case may be) shall not be deemed to have notice of it.

29.16	Relationship with the Lenders

a)
Subject to Clause 27.5 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

b)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, e-mail address and (where communication by e-mail or other electronic means is permitted under Clause 35.5 (Electronic communication)) e-mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, e-mail address (or such other information), department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and sub-paragraph a)(ii) of Clause 35.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.17	Credit appraisal by the Lenders and the Hedging Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each other Finance Party confirms to the Facility Agent, the Security Agent, and the Arranger, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

a)	the financial condition, status and nature of each member of the Group;

b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

c)
whether that Lender  or other Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

d)
the adequacy, accuracy or completeness of any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

e)
the right or title of any person in or to, or the value or sufficiency of any part of the assets which are subject to Transaction Security the priority of any of the Transaction Security or the existence of any Security affecting the assets which are subject to Transaction Security.

29.18	Facility Agent's and Security Agent's management time

a)
Any amount payable to the Facility Agent under Clause 15.3 (Indemnity to the Facility Agent), Clause 17 (Costs and expenses) and Clause 29.12 (Lenders' indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 12 (Fees).

b)
Any amount payable to the Security Agent under Clause 15.4 (Indemnity to the Security Agent), Clause 17 (Costs and expenses) or Clause 29.13 (Finance Parties' indemnity to the Security Agent) shall include the cost of utilising the Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrowers and the Finance Parties, and is in addition to any other fee paid or payable to the Security Agent.

29.19	Deduction from amounts payable by the Facility Agent and the Security Agent

If any Party owes an amount to the Facility Agent or the Security Agent (as the case may be) under the Finance Documents the Facility Agent or the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.20	Perfection of Transaction Security and acceptance of title

a)	The Security Agent shall not be liable for any failure to:

(i)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Parent or any Obligor to any of the assets which are subject to Transaction Security;

(ii)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(iii)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(iv)
take, or to require any Obligor to take, any step to perfect its title to assets which are subject to Transaction Security or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(v)	require any further assurance in relation to any Security Document.

b)
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the assets which are subject to Transaction Security and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

29.21	Insurance by Security Agent

a)	The Security Agent shall not be obliged:

(i)	to insure any of the assets which are subject to Transaction Security;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Finance Parties requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

29.22	Rights of the Security Agent of delegation and appointment

a)
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

b)	The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

c)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

d)
The Security Agent shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

e)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Finance Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

f)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

g)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

h)
Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

30	ECA AGENT

30.1	Appointment and duties of ECA Agent

a)	Each Lender appoints the ECA Agent to act as its agent under and in connection with each K-Sure Insurance Policy and the Finance Documents.

b)
Each Lender authorises the ECA Agent to exercise the rights, powers, authorities and discretions specifically given to the ECA Agent under, or in connection with, each K-Sure Insurance Policy and the Finance Documents together with any other incidental rights, powers, authorities and discretions.

c)	The ECA Agent shall promptly forward to each Lender the original or a copy of any document which is delivered to the ECA Agent for that Lender by any other Party or by K-Sure.

d)
Except where a K-Sure Insurance Policy or a Finance Document specifically provides otherwise, the ECA Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

e)	The ECA Agent’s duties under each K-Sure Insurance Policy and the Finance Documents are solely mechanical and administrative in nature.

f)	The ECA Agent shall be released from the restrictions of section l8l alt. 2 BGB (German Civil Code).

30.2	Application of certain Clauses

The provisions of Clauses 29.2 (Instructions), 29.7 (Business with the Group), 29.8 (Rights and discretions), 29.9 (Responsibility for documentation), 29.11 (Exclusion of liability), 29.12 (Lenders’ indemnity to the Facility Agent), 29.14 (Resignation of the Facility Agent and the Security Agent), 29.15 (Confidentiality), 29.16 (Relationship with the Lenders), and 29.17 (Credit appraisal by the Lenders and the Hedging Banks)) shall apply in respect of ECA Agent in its capacity as such as if each reference to the Facility Agent were a reference to the ECA Agent and each reference to the Finance Documents or Transaction Documents included a reference to a K-SURE Insurance Policy.

30.3	K-Sure Tranche Lenders' representations

Each Lender under the K-Sure Tranche represents and warrants to the ECA Agent that:

a)
no information provided by it in writing to the ECA Agent or to K-Sure prior to the date of this Agreement was untrue or incorrect in any material respect except to the extent that it, in the exercise of reasonable care and due diligence prior to giving such information, could not have discovered the error or omission;

b)	it has reviewed each K-Sure Insurance Policy and is aware of its provisions;

c)
it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the ECA Agent being in breach of any of its obligations in its capacity as ECA Agent under the K-Sure Insurance Policy or any of the Finance Documents, or result in the Lenders being in breach of any of their respective obligations as insured parties under the K-Sure Insurance Policy, or which would otherwise prejudice the ECA Agent’s ability to make a claim on behalf of the Lenders under the K-Sure Insurance Policy; and

d)	the representations and warranties made by the ECA Agent on its behalf under each K-Sure Insurance Policy are true and correct with respect to it in all respects.

30.4	Claims under K-Sure Insurance Policy

a)	All communication between the Finance Parties and K-SURE shall be carried out exclusively through the ECA Agent.

b)
Each Lender acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with any K-Sure Insurance Policy except through the ECA Agent and that all of the rights of the Lenders under each K-Sure Insurance Policy shall only be exercised by the ECA Agent.

30.5	Application of receipts to K-Sure Premium.

The Parties agree that any unpaid K-Sure Premium and any unpaid fees, costs and expenses of K-Sure shall constitute amounts then due and payable in respect of the Loan under the Finance Documents for the purposes of the amounts then due and payable in respect of paragraph (a) or (b) of Clause 33.6 (Partial payments).

31	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(ii)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(iii)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

32.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party's rights

On a distribution by the Facility Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

a)
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

a)
This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

33	PAYMENT MECHANICS

33.1	Payments to the Facility Agent

a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document,  that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

b)	Payment shall be made to such account as the Facility Agent, in each case, specifies.

33.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank specified by that Party.

33.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

b)
Unless paragraph c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

c)
If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5	Application of enforcement proceeds by the Security Agent

a)
If the Security Agent receives in connection with enforcement a payment pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 33.5, the "Recoveries"), the Security Agent shall hold such Recoveries separately from its own funds and apply them at any time as the Security Agent (in its discretion) sees fit, and to the extent permitted by applicable law, in the following order:

(i)	first, in discharging any sums owing to the Security Agent or the ECA Agent;

(ii)
secondly, in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement or any Security Document;

(iii)	thirdly, in payment or distribution to the Facility Agent on behalf of the Finance Parties towards discharge in accordance with Clause 33.6 (Partial payments);

(iv)
fourthly, if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(v)	fifthly, the balance, if any, in payment or distribution to the relevant Obligor.

b)	The Security Agent may, in its discretion:

(i)
hold any amount of the Recoveries which is in the form of cash, and any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any consideration of realisation of the Transaction Security which is not in cash, in one or more interest bearing account in the name of the Security Agent with such financial institution (including itself) as the Security Agent shall think fit (the interest being credited to the relevant account); and

(ii)	hold, manage, exploit, collect and realise any amount of the Recoveries which is in the form of any consideration of realisation of the Transaction Security which is not in cash,

in each case for so long as the Security Agent shall think fit for later application in accordance with paragraph a) above that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

c)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:

(i)	convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent's spot rate of exchange; and

(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another, at the Security Agent's spot rate of exchange,

so that the obligations of any Obligor to pay in the due currency shall only be satisfied:

(A)	in the case of sub-paragraph c)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

(B)	in the case of sub-paragraph c)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.

d)
The Security Agent shall be entitled, in its discretion, (i) to set aside by way of reserve amounts required to meet and (ii) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the property which is subject to Transaction Security, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

33.6	Partial payments

a)
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent, the Security Agent and the ECA Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and

(v)	fifthly, in or towards payment pro rata of any sum due under the Hedging Agreements.

b)	The Facility Agent shall, if so directed by all the Lenders, vary the order set out in sub-paragraphs a)(ii) to a)(iv) above

c)	Paragraphs a) and b) above will override any appropriation made by an Obligor.

33.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days

a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

a)	Subject to paragraphs b) and c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

33.10	Change of currency

a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

34	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

35.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

a)	in the case of the Obligors:

c/o DHT Management AS
Haakon VII's gate 1
P.O. Box 2039 Vika
0125 Oslo
Norway

Att: Ms. Laila Halvorsen
E-mail: lch@dhtankers.com

b)	in the case of each Lender, or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

c)	in the case of the Facility Agent and the Security Agent:

ING Bank N.V.
Bijlmerdreef 109, 1102 BW Amsterdam ZO
1000 BV Amsterdam
Location code AME B.01

d)	in the case of the ECA Agent:

ING Bank N.V., Seoul Branch
11th Floor, Seoul Finance Center,
136 Sejong-daero, Jung-ku,
Seoul, 04520 Korea

Attn: Jieun Kang/ Hyun Jun Kim
Email: WBLendingSEFSeoule2000.intranet@internal.ing.com; jieun.kang@asia.ing.com; hyun.jun.kim@asia.ing.com or any substitute address, e-mail address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

35.3	Delivery

a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 35.2 (Addresses) (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

c)	All notices from or to an Obligor shall be sent through the Facility Agent.

d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

e)
Any communication or document which becomes effective, in accordance with paragraphs a) to d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address and e-mail address

Promptly upon changing its address or e-mail address, the Facility Agent shall notify the other Parties.

35.5	Electronic communication

a)
Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by e-mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their e-mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

b)
Any such electronic communication or document as specified in paragraph a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

c)
Any such electronic communication or document as specified in paragraph a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

d)
Any electronic communication or document which becomes effective, in accordance with paragraph c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

e)
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 35.5.

35.6	Direct electronic delivery by Obligors

The Obligors may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 35.5 (Electronic communication) to the extent that Lender and the Facility Agent agree to this method of delivery.

35.7	English language

a)	Any notice given under or in connection with any Finance Document must be in English.

b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention and interest calculation

a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph b) below, without rounding.

b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two (2) decimal places.

37	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39	AMENDMENTS AND WAIVERS

39.1	Required consents

a)
Subject to Clause 39.2 (All Lender matters) and Clause 39.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

c)
Without prejudice to the generality of paragraphs c), d) and e) of Clause 29.8 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this paragraph d), require the consent of the Guarantor.

e)	Paragraph c) of Clause 27.5 (Pro rata interest settlement) shall apply to this Clause 39.

f)	The ECA Agent shall notify K-Sure of any amendment or waiver effected pursuant to this Clause 39.1 (Required consents) and will obtain K-Sure's consent, if required.

39.2	All Lender Matters

Subject to Clause 39.4 (Changes to reference rate), an amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

a)	an extension to the date of payment of any amount under the Finance Documents;

b)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

c)	any change of currency;

d)	an increase in or an extension of any Commitment;

e)	an extension of the Availability Period;

f)	any change in the order of payments and application of proceeds;

g)	the definition of "Change of Control", "Majority Lenders", "Sanctions Authority", "Sanctions Event", "Sanctions Laws", "Sanctions List" and "Restricted Party" in Clause 1.1 (Definitions);

h)	a change to the Borrowers or Guarantor other than in accordance with Clause 28 (Changes to the Obligors);

i)	any provision which expressly requires the consent of all the Lenders;

j)
Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7 (Prepayment and cancellation), Clause 7.8 (Termination of the K-Sure Insurance Policy), Clause 21.25 (Sanctions), Clause 22.5e), Clause 22.6a) and b), Clause 24.2 (Compliance with Sanctions Laws), Clause 24.17 (Use of proceeds and repayments), Clause 24.21 (K-Sure Override Clause), Clause 25.7 (Notification of certain events), Clause 25.8d) (Operation of Vessels), Clause 26.17 (Sanctions), Clause 27 (Changes to the Lenders), Clause 28 (Changes to the Obligors), this Clause 39, Clause 44 (Governing law) or Clause 45.1 (Jurisdiction);

k)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(ii)	the assets which are subject to Transaction Security; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of sub-paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

l)
the release of any guarantee and indemnity granted under Clause19 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document;

m)	any provision related to sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or

n)	the nature and/or scope of the joint and several liability of the Obligors;

o)	any provision that might affect the extent, validity or enforceability of the K-Sure Insurance Policy;

p)	any amendment to a K-Sure Insurance Policy;

shall not be made, or given, without the prior consent of all the Lenders and K-Sure.

39.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger,  the Security Agent, the ECA Agent, or a Hedging Bank (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Arranger, the Security Agent, the ECA Agent, or that Hedging Bank, as the case may be.

39.4	Changes to reference rates

a)	Subject to Clause 39.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate;

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders), the Borrowers and K-Sure.

b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrowers and the Facility Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

c)	In this Clause 39.4:

"Published Rate" means:

(i)	Term SOFR for any Quoted Tenor;

(ii)	SOFR;

(iii)	Central Bank Rate; or

(iv)	any replacement Reference Rate to the extent that it has previously replaced any Published Rate pursuant to this Clause.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(i)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed;

(ii)

(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

A.
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

B.	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

C.	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used,

(iii)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

A.	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

B.	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 20 days; or

(iv)	in the opinion of the Majority Lenders and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them.

"Replacement Reference Rate" means a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Published Rate by:

the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under sub-paragraph 0 above;

(ii)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(iii)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Published Rate.

40	CONFIDENTIAL INFORMATION

40.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may disclose:

a)
to any of its Affiliates and related funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and any of its insurers, reinsurers, insurance brokers, reinsurance brokers and other credit risk protection providers such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b)	to any person:

(i)
to (or through) whom it transfers (or may potentially transfer) all or any of its rights and obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person's Affiliates, related funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, related funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub-paragraph b)(i) or b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph b) of Clause 29.16 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph b)(i) or b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.13 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to sub-paragraphs b)(i), b)(ii) and b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs b)(v), b)(vi) and b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

c)
to any person appointed by that Finance Party or by a person to whom sub-paragraph b)(i) or b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

e)	as set out in Clause 27.12 (Securitisation) of this Agreement.

40.3	Disclosure to numbering service providers

a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 44 (Governing law);

(vi)	the names of the Facility Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility and Tranches;

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	the relevant Maturity Date for the Loans;

(xiv)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

c)	The Obligors represents that none of the information set out in sub-paragraphs a)(i) to a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

d)	The Facility Agent shall notify the Obligors and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

40.4	Facility Agent's publication

The Parties agree to that the Facility Agent may, at its own expense, publish information about its participation in and the agency and arrangement of the Agreement and the Facility and for such purpose use the Borrowers' and/or the Guarantor's logo and trademark in connection with such publication.

40.5	Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.8	Continuing obligations

The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41	CONFIDENTIALITY OF FUNDING RATES

41.1	Confidentiality and disclosure

a)	The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs b) and c) below.

b)	The Facility Agent may disclose:

(i)	any Funding Rate to the Borrowers pursuant to Clause 9.4 (Notifications); and

(ii)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

c)	The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender, as the case may be.

41.2	Related obligations

a)
The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender as the case may be:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph c)(ii) of Clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 41.

41.3	No Event of Default

No Event of Default will occur under Clause 26.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 41.

42	BAIL-IN

42.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

42.2	Bail-in definitions

In this Clause 42:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

c)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

b)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

c)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

43	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

44	GOVERNING LAW

This Agreement is governed by Norwegian law.

45	ENFORCEMENT

45.1	Jurisdiction

a)
The courts of Norway (with Oslo District Court being the court of first instance) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a "Dispute").

b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

c)
Notwithstanding paragraphs a) and b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Norway):

(i)
irrevocably appoints DHT Management AS, Haakon VIIS gate 1, P.O.: Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must promptly appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1 - THE ORIGINAL PARTIES

Part I
The Original Obligors

Name of Original Borrowers	Organisation form	Address	Registration number

DHT Addax, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	124199

DHT Antelope, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	124198

DHT Gazelle, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	124197

DHT Impala, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	124200

Name of Original Guarantor		Address	Registration number

DHT Holdings, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	39572

Part II
The Original Lenders

Name of Original Lender	Commercial Tranche Commitment: (in USD)	K-Tranche Commitment: (in USD)	Commitment: (in USD)

ING Bank, a branch of ING-DiBa AG	61,680,000	92,520,000	154,200,000

Nordea Bank Abp, filial i Norge	61,680,000	92,520,000	154,200,000

Total Commitments:	Up to 123,360,000	Up to 185,040,000	Up to 308,400,000

Part III
The Original Hedging Banks

ING Bank N.V.

Nordea Bank Abp

SCHEDULE 2 - CONDITIONS PRECEDENT

Part I
Conditions precedent - general

1	Original Obligors

a)	A certified copy of the constitutional documents of each Original Obligor.

b)	A certified copy of a resolution of the board of directors of each Original Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph b) above in relation to the Finance Documents and related documents.

d)
Certified copy of a resolution signed by all the holders of the issued shares in Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrowers is a party.

e)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

f)	An original Power of Attorney (notarised and legalised if requested by the Facility Agent);

g)	Evidence of any shareholders owning more than 25% of the Guarantor based on latest publicly available filings;

h)	A copy of the Original Financial Statements of the Guarantor; and

i)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

j)
Such documentation and other evidence needed for the Facility Agent, any Arranger or any Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of any Original Obligor or this Agreement.

2	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3	Finance Documents

a)	This Agreement; duly executed by all Parties.

b)	The Fee Letters executed by the Borrowers.

c)	The Pledges of Shares with notices, the acknowledgements, transcripts, share certificate and any other evidence required thereunder.

d)	Any Intra Group Loans Assignment Agreements with the notices, the acknowledgements, transcripts and evidence required thereunder.

(All Finance Documents to be delivered in original unless otherwise approved by the  Facility Agent).

e)	A final draft of the K-Sure Insurance Policy (in form and substance satisfactory to all the Lenders).

a copy of each Shipbuilding Contract together with any amendments and/or additions.

4	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Agent, the Original Lenders and K-Sure and capable of being relied upon by the Finance Parties:

a)	Advokatfirmaet Thommessen, as to Norwegian law;

b)	Holland & Knight LLP as to Marshall Islands law; and

c)	Kim & Chang as to Korean law;

each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5	Other documents and evidence

a)	A copy of a K-Sure approval letter confirming approval by K-Sure of the terms and condition of this Agreement and the insurance cover to be provided pursuant to the K-Sure Insurance Policies.

b)	Evidence that any process agent referred to in Clause 45.2 (Service of process), if not an Original Obligor, has accepted its appointment.

c)
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrowers and/or the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

d)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees), Clause 13.5 (Stamp taxes) and Clause 17 (Costs and expenses) and any Fee Letters have been paid or will be paid by the first Utilisation Date.

e)
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II
Conditions precedent – Vessel specific

1	The Obligors

A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent-) and already delivered and approved by the Facility Agent is correct, complete and in full force and effect, or if any changes have been made or new corporate documentation otherwise is deemed relevant attaching, certifying and confirming such updated documentation as at a date no earlier than the date of such certificate.

2	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3	Finance Documents

a)	A copy of the relevant K-Sure Insurance Policy and evidence that the cover under such K-Sure Insurance Policy is legal, valid and binding and in full force and effect.

b)	The Mortgage with respect to the relevant Vessel.

c)	The Assignment Agreement granted by the relevant Borrower.

d)	A notice of assignment of Insurances and acknowledgement thereof or standard letters of undertaking pursuant to the Assignment Agreement set out in c) above.

e)	A notice of assignment of Earnings (if applicable) and acknowledgement thereof pursuant to the Assignment Agreement set out in c) above.

f)	Any Intra Group Loans Assignment Agreements with the notices, the acknowledgements, transcripts and evidence required thereunder.

g)	Any Charterparty Assignment.

h)	A notice of assignment of Charterparty and acknowledgement thereof.

(All Finance Documents to be delivered in original unless otherwise approved by the Facility Agent).

4	Documents relating to the relevant Vessel

a)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 25.2 (Insurance - Vessels), and evidencing that the Security Agent's Security in the insurance policies have been noted in accordance with the relevant notices as required under the relevant Assignment Agreement.

b)	A copy of any Charterparty, hereunder any Bareboat Charter.

c)	The Letter of Undertaking;

d)	A copy of the current DOC;

e)	A copy of any Technical Management Agreement;

f)	A copy of any Commercial Management Agreement;

g)
A copy of updated confirmations of class (or equivalent) in respect of the Vessel from the relevant classification society, confirming that the Vessel is classed in accordance with Clause 25.4 (Classification and repairs), free of extensions and overdue recommendations;

h)	A copy of the Vessel's current SMC;

i)	A copy of the Vessel's ISSC;

j)	A copy of the Vessel's IAPPC;

k)	A Green Passport or an equivalent document in respect of the relevant Vessel;

l)	other customary delivery documents with respect to the relevant Vessel, including a copy of the executed protocol of delivery and acceptance; and

m)
Updated Valuation Certificates, including valuations fulfilling requirements for Market Value from one (or more as relevant) Approved Broker(s) in respect of the Vessel issued no more than thirty (30) days prior to the Utilisation Date.

The following documents to be received by the Facility Agent latest on the Utilisation Date:

n)
Evidence (by way of transcript of registry) that the Vessel is registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Facility Agent, and if relevant, bareboat registered in the Bareboat Registry, that the Mortgage has been, or will in connection with Utilisation of the proposed Loan be, executed and recorded with its intended first priority against the Vessel, hereunder if relevant in the Bareboat Registry, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel.

5	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Agent, the Original Lenders and K-Sure and capable of being relied upon by the Finance Parties:

a)	Advokatfirmaet Thommessen, as to Norwegian law;

b)	Holland & Knight LLP as to Marshall Islands law; and

c)	Kim & Chang as to Korean law;

each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6	Other documents and evidence

a)	Evidence that any process agent referred to in the Security Documents, if not a Party to this Agreement, has accepted its appointment;

b)
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

c)	The Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

d)
A favourable opinion from the Facility Agent's insurance consultants at the expense of the Borrowers confirming that the required insurances with respect to the relevant Vessel have been placed and are acceptable to the Facility Agent and that the underwriters are acceptable to the Facility Agent;

e)	A Compliance Certificate confirming compliance with the financial covenants as set out in Clause 23.1 (Financial covenants – the Guarantor);

f)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees), Clause 17 (Costs and expenses) and any Fee Letters have been paid or will be paid by the Utilisation Date;

g)	Any agreements in respect of Intra Group Loans and evidence that they are subordinated to the obligations of the Obligors under the Finance Documents;

h)	Manager's Undertakings from the Technical Manager and the Commercial Manager in such form as the Facility Agent may reasonably require;

i)	A letter from the Guarantor confirming that there have been no Material Adverse Effect and that there is no Default; and

j)
Evidence satisfactory to the Facility Agent that the full amount of the K-Sure Premium payable to K-Sure has been or will be paid in full in accordance with Clause 12.4 (K-Sure Premium) no later than by the proposed Utilisation Date.

k)	A copy of any additional documents, authorisations, opinions or assurances as may be required by K-Sure or the ECA Agent.

l)	Any other documents as reasonably requested by the Facility Agent, hereunder any additional documentation required for any Finance Party to comply with their "know your customer" requirements.

SCHEDULE 3 - REQUESTS AND NOTICES

Part I
Utilisation Request – Loans

From:	[Borrower]

To:	ING Bank N.V.

Dated:

Dear Sirs/Madams

DHT HOLDINGS, INC. – UP TO USD 308,400,000 SENIOR SECURED FACILITY AGREEMENT DATED 29 JULY 2025  (THE "AGREEMENT")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

a)	Borrower: [ ]
b)	Purpose: Financing the delivery of the Vessel [ ].
c)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)
d)	Tranche: [Commercial Tranche]/[K-Sure Tranche]
e)	Currency of Loan: USD
f)	Amount: [ ] or, if less, the Available Facility
g)	Interest Period: [ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully
[BORROWER]

By:
Name:
Title:

Part II
Selection Notice

From:	[Borrower]

To:	ING Bank N.V.

Dated:

Dear Sirs/Madams

DHT HOLDINGS, INC. – UP TO USD 308,400,000 SENIOR SECURED FACILITY AGREEMENT DATED 29 JULY 2025  (THE "AGREEMENT")

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the following Loan[s] with an Interest Period ending on [ ]*.

[We request that the next Interest Period for the above Loan[s] is [      ]].

3	This Selection Notice is irrevocable.

Yours faithfully
[BORROWERS]

By:
Name:
Title:

NOTES:

*	Insert details of all Facility Loans which have an Interest Period ending on the same date.

Part III
Form of Optional Rate Switch Notice

From:	DHT Holdings, Inc. (on behalf of the Borrowers)

To:	ING Bank N.V.

Dated:

Dear Sirs/Madams

DHT HOLDINGS, INC. – UP TO USD 308,400,000 SENIOR SECURED FACILITY AGREEMENT DATED 29 JULY 2025  (THE "AGREEMENT")

1	We refer to the Agreement. This is an Optional Rate Switch Notice. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning herein.

2
We hereby request the Facility Agent to switch the Reference Rate for all Loans (which shall apply also for all future Loans whether or not established at the date hereof) from Term SOFR to SOFR starting as of the first day in the next Interest Period for the Loans.

3	The Interest Period on each of the Loans shall be three (3) Months.

4	This Optional Rate Switch Notice is irrevocable.

Yours faithfully
DHT Holdings, Inc.

By:
Name:
Title:

SCHEDULE 4 - FORM OF TRANSFER CERTIFICATE

To:	ING Bank N.V. as Facility Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

DHT HOLDINGS, INC. – UP TO USD 308,400,000 SENIOR SECURED FACILITY AGREEMENT DATED 29 JULY 2025  (THE "AGREEMENT")

1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 27.4(Procedure for transfer) of the Agreement:

a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender in accordance with Clause 27.4 (Procedure for transfer) of the Agreement all of the Existing Lender's rights and obligations under the Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

b)	The proposed Transfer Date is [ ].

c)	The Facility Office, address, e-mail address and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Agreement are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph c) of Clause 27.3(Limitation of responsibility of Existing Lenders) of the Agreement.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by Norwegian law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:  The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address, e-mail address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

Agent

By:

SCHEDULE 5 - FORM OF COMPLIANCE CERTIFICATE

From:	DHT Holdings, Inc.

To:	ING Bank N.V.

Dated:

Dear Sirs/Madams

DHT HOLDINGS, INC. – UP TO USD 308,400,000 SENIOR SECURED FACILITY AGREEMENT DATED 29 JULY 2025  (THE "AGREEMENT")

1
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that as of [insert date]:

The Guarantor has on a consolidated basis (Clause 23.1(Financial covenants – the Guarantor)):

a)    Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 300,000,000, but the Value Adjusted Tangible Net Worth shall in any event minimum 25% of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth*	USD…………….

Value Adjusted Total Assets*	USD …………….

In Compliance	Yes/No

*) as per enclosed calculations

b)    Minimum Cash

Requirement:	The higher of USD 30,000,000 and 6% of the Total Interest Bearing Debt

Minimum Cash*	USD ……………./……..%

Total Interest Bearing Debt*	USD……………../……..%

*) as per enclosed calculations

In Compliance	Yes/No

c)    Working Capital

Requirement:	Positive

Current Assets	USD……………., less

Current Debt	USD…………….

In Compliance	Yes/No

3	We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated Valuation Certificates in respect of the Vessel.

Yours faithfully
DHT HOLDINGS, INC.

By:	By:
Name:	Name:
Title: [Director/CEO/CFO]	Title: [Director/CEO/CFO]

SCHEDULE 6 - FORM OF VALUATION CERTIFICATE

From:	[Borrowers]

To:	ING Bank N.V.

Dated:

Dear Sirs/Madams

DHT HOLDINGS, INC. – UP TO USD 308,400,000 SENIOR SECURED FACILITY AGREEMENT DATED 29 JULY 2025  (THE "AGREEMENT")

1	We refer to the Agreement. This is a Valuation Certificate. Terms defined in the Agreement have the same meaning when used in this Valuation Certificate.

2
We confirm that the Market Value of the [Vessel/Vessels] is [•]% and is thereby in compliance with Clause 7.5 (Market Value) (setting out that the Market Value shall not fall below 135%). The Market Value for the Vessels are as follows:

Name of Vessel:	Valuation from [Approved Broker]	Market Value:

3	Please see attached hereto relevant supporting documentation and calculations to ensure compliance with Clauses 7.5 (Market Value) and Clause 22.8 (Market Value):

Yours faithfully
[BORROWERS]

By:
Name:
Title:

SCHEDULE 7 - FA ACT SECTION 3-12

Obligor	Name and organization number:	Organisation form:	Address:	Name of general manager and directors (or persons holding an equivalent position):
Borrower	DHT Addax, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Director: Svein Moxnes Harfjeld President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen
Borrower	DHT Antelope, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Director: Svein Moxnes Harfjeld President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen
Borrower	DHT Gazelle, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Director: Svein Moxnes Harfjeld President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen
Borrower	DHT Impala, Inc.	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Director: Svein Moxnes Harfjeld President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen
Guarantor	DHT Holdings, Inc. (no. 39572)	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Directors: Erik Andreas Lind (chairman), Jeremy Kramer, Sophie Rossini and Ana Zambelli CEO/President: Svein Moxnes Harfjeld

SIGNATURES

The Guarantor:
DHT Holdings, Inc.

By:
Name:
Title:

The Original Borrowers:
DHT Addax, Inc.

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Name:
Title:

DHT Antelope, Inc.

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Name:
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DHT Gazelle, Inc.

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Name:
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DHT Impala, Inc.

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Name:
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The Original Lenders:
ING Bank, a branch of ING-DiBa AG

By:	By:
Name:	Name:
Title:	Title:

Nordea Bank Abp, filial i Norge

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Name:	Name:
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The Arrangers:
ING Bank, a branch of ING-DiBA AG

By:	By:
Name:	Name:
Title:	Title:

Nordea Bank Abp, filial i Norge

By:	By:
Name:	Name:
Title:	Title:

The Original Hedging Banks:
ING Bank N.V.

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Name:	Name:
Title:	Title:

Nordea Bank Abp

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Name:	Name:
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The Facility Agent:
ING Bank N.V.

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Name:	Name:
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The Security Agent:
ING Bank N.V.

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The ECA Agent:
ING Bank N.V., Seoul Branch

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The Coordinator:
ING Bank N.V.

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